UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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MFA Financial, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2014

To the Stockholders of MFA Financial, Inc.:

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of MFA Financial, Inc., a Maryland corporation (“MFA,” “we” or “our”), will be held at The New York Palace Hotel, 455 Madison Avenue (at 51st Street), New York, New York 10022, on Wednesday, May 21, 2014, at 9:00 a.m., New York City time, for the following purposes:

(1)	To elect the two directors named in the proxy statement to serve on MFA’s Board of Directors (the “Board”) until our 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualify;
(2)	To consider and vote upon the ratification of the appointment of KPMG LLP as MFA’s independent registered public accounting firm for the fiscal year ending December 31, 2014;
(3)	To consider and vote upon an advisory (non-binding) resolution to approve MFA’s executive compensation as disclosed in the proxy statement;
(4)	To consider and vote upon an amendment to MFA’s Charter to eliminate the classification of the Board (i.e., eliminate MFA’s staggered Board over the next two years to allow for the annual election of all directors); and
(5)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The close of business on March 25, 2014, has been fixed by the Board as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

Whether or not you plan to attend in person, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to MFA by using our dedicated internet voting website, our toll-free telephone number or, if you prefer, the mail. By submitting your proxy voting instructions promptly, either by internet, telephone or mail, you can help MFA avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

In order to submit proxy voting instructions prior to the Annual Meeting, you have the option of authorizing your proxy (a) through the internet at www.proxyvote.com and following the instructions described on the notice and access card previously mailed to you or on your proxy card, (b) by toll-free telephone at 1-800-690-6903 and following the instructions described on your proxy card or (c) by completing, signing and dating your proxy card and returning it promptly in the postage-prepaid envelope provided.

Your proxy is being solicited by the Board. The Board recommends that you vote in favor of the proposed items.

By Order of the Board

Harold E. Schwartz
Secretary

New York, New York
April 8, 2014

i

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2014

GENERAL INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of MFA Financial, Inc., a Maryland corporation (“MFA,” the “Company,” “we,” “our” or “us”), for use at MFA’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The New York Palace Hotel, 455 Madison Avenue (at 51st Street), New York, New York 10022, on Wednesday, May 21, 2014, at 9:00 a.m., New York City time, or at any postponement or adjournment thereof.

In order to submit proxy voting instructions prior to the Annual Meeting, stockholders have the option to authorize their proxy by internet, telephone or mail. Stockholders are requested to authorize a proxy to vote their shares of our common stock, par value $0.01 per share (the “Common Stock”), at the Annual Meeting by using the dedicated internet voting website or toll-free telephone number provided for this purpose. Alternatively, stockholders may authorize their proxy by completing, signing and dating their proxy card and returning it in the postage-prepaid envelope provided. Specific instructions regarding the internet and telephone voting options are described on the notice of access card previously mailed to you and/or on your proxy card. Stockholders who authorize their proxy by using the internet or telephone voting options do not need to also return a proxy card.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to the attention of our Corporate Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting.

If a proxy is properly authorized, submitted without specifying any instructions thereon and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted (i) FOR the election of the two directors named in this Proxy Statement to serve on the Board until our 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014, (iii) FOR the advisory (non-binding) resolution to approve our executive compensation as disclosed in this proxy statement and (iv) FOR the amendment to our Charter to eliminate the classification of the Board (which, if approved, would result in the elimination of our staggered Board over the next two years and allow for the annual election of all directors beginning with the annual meeting of stockholders to be held in 2016). As to any other business that may properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about April 8, 2014.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2013, including financial statements audited by KPMG LLP, our independent registered public accounting firm, and their report thereon, dated February 13, 2014.

VOTING INFORMATION

Record Date

Stockholders will be entitled to one vote for each share of Common Stock held of record at the close of business on March 25, 2014 (the “Record Date”), with respect to (i) the election of the two directors named in this Proxy Statement to serve on the Board until our 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014, (iii) the advisory (non-binding) resolution to approve our executive compensation (“Say-on-Pay”), (iv) the proposed amendment to our Charter to eliminate the classification of the Board and (v) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponement or adjournment thereof.

As of the Record Date, we had issued and outstanding 366,642,420 shares of Common Stock.

Quorum and Required Vote

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum.

Assuming a quorum is present, the business scheduled to come before the Annual Meeting will require the following affirmative votes:

(i)	with respect to the election of directors, a majority of the votes cast on the election of each such director on a per director basis;
(ii)	with respect to the ratification of the appointment of our independent registered public accounting firm, a majority of the votes cast on the proposal;
(iii)	with respect to the advisory (non-binding) vote on Say-on-Pay, a majority of the votes cast on the proposal; and
(iv)	with respect to the proposed amendment to the Charter, a supermajority of not less than 80% of all the votes entitled to be cast at the Annual Meeting.

The supermajority vote required to amend MFA’s Charter to eliminate the classification of the Board is a requirement set forth in our Charter.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present.

An abstention is the voluntary act of directing your proxy to abstain or attending the meeting in person and marking a ballot to abstain.

A broker non-vote occurs when a nominee (i.e., a broker) holding shares for a beneficial owner has not received instructions from the beneficial owner on a particular proposal for which the nominee is not permitted to exercise discretionary voting power under New York Stock Exchange (the “NYSE”) rules, and therefore, the nominee does not cast a vote on the proposal.

Under NYSE rules, brokers are not permitted to vote shares held in their clients’ accounts on uncontested elections of directors, on the non-binding Say-on-Pay vote or on the proposed amendment to our Charter, unless, in each case, the client (as beneficial owner) has provided voting instructions to the broker. The ratification of the appointment of our independent registered public accounting firm is, however, a proposal for which brokers do have discretionary voting authority. If you hold your shares in “street name” (i.e., through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions on how to vote your shares. You can instruct your broker or nominee how to vote your shares by following the voting procedures provided by such broker or nominee.

Abstentions do not count as votes cast on the election of directors, the ratification of the appointment of KPMG, the advisory (non-binding) vote on Say-or-Pay or the vote on the amendment to the Charter. Accordingly, abstentions and broker non-votes, if any, will have no effect on the election of directors, the ratification of the appointment of KPMG LLP or the advisory (non-binding) vote on Say-on-Pay. However, because the vote required to amend our Charter is based on shares entitled to be cast at the meeting (rather than shares cast at the meeting), abstentions and broker non-votes, if any, will have the effect of a vote against the amendment to the Charter.

CORPORATE GOVERNANCE

Role of the Board

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of the Board. The Board has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of the Board keep informed of our business by participating in meetings of the Board and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with our chief executive officer (“CEO”) and other executive officers.

Board Leadership Structure

We currently separate the roles of Chairman of the Board and CEO, with the chairmanship held by a non-executive independent director. These roles had previously been combined, with some of the powers traditionally granted to a Chairman of the Board instead held by a Lead Director, who was fully independent of MFA’s management. In connection with the September 2013 announcement relating to the retirement of our then-CEO and his resignation from the Board, each of which occurred at the end of 2013, the Board reevaluated our leadership structure. In December 2013, the Board amended our Bylaws, effective January 1, 2014, to provide that the Chairman of the Board does not automatically serve as CEO, and that the Chairman may be an executive or non-executive of the Company. Our Board presently believes that the separation of roles, while not required, fosters clear accountability and enhances the Board’s oversight of and independence from management, as well as its ability to carry out its roles and responsibilities on behalf of stockholders. The Board also believes that the current structure fosters effective decision-making and alignment on corporate strategy. In addition, the Board believes that separation of the Chairman and CEO roles strengthens risk management. Also, the Board believes that this leadership structure allows our CEO to focus more of his time and energy on day-to-day management and operations of the business.

Role of the Non-Executive Chairman

George H. Krauss, an independent director, currently serves as our Chairman of the Board. Mr. Krauss was appointed Chairman of the Board effective as of January 1, 2014. Prior thereto, Mr. Krauss had served as our Lead Director since May 2012. Among other things, the Chairman of the Board: (1) presides at all meetings of the Board; (2) has the authority to call, and will lead, meetings and executive sessions of our independent and non-management directors; (3) consults with the CEO and the Board committee chairs in establishing the agenda for Board and Board committee meetings; (4) helps facilitate communication between the CEO and the Board; (5) acts as a liaison between the Board and management; (6) confirms the Board has a process of periodically assessing the effectiveness of the Board, its committees and individual directors and management; and (7) performs such other functions as may be designated from time to time. The Chairman of the Board is elected annually by a majority of the directors then serving on the Board at the first meeting of the Board following the annual meeting of stockholders.

Board’s Role in Risk Oversight

The Board is responsible for the oversight of MFA’s risk management. The Board oversees and monitors MFA’s risk management framework and actively reviews risks that may be material to us. As part of this oversight process, the Board regularly receives reports from management on areas of material risk to MFA, including operational, financial, interest rate, liquidity, credit, market, legal and regulatory, accounting and strategic risks. The Board receives these reports from the appropriate sources within MFA to enable it to understand our risk identification, risk management and risk mitigation strategies. To the extent applicable, the Board and its committees coordinate their risk oversight roles. As part of its written charter, the Audit Committee of the Board discusses guidelines and policies to govern the process by which risk assessment and risk management, including major financial risk exposures, is undertaken by MFA and its management and the Compensation Committee of the Board oversees our compensation programs to ensure that they do not encourage unnecessary or excessive risk taking. The goal of these processes is to achieve serious and thoughtful board-level attention to our risk management process and framework, the nature of the material risks we face and the adequacy of our risk management process and framework designed to respond to and mitigate these risks.

Director Independence

The Corporate Governance Guidelines (the “Governance Guidelines”) provide that a majority of the directors serving on the Board must be independent as affirmatively determined by the Board in accordance with the rules and standards established by the NYSE. In addition, as permitted under the Governance Guidelines, the Board has also adopted certain additional categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. Based upon its review of all relevant facts and circumstances, the Board has affirmatively determined that seven of our eight current directors, Stephen R. Blank, James A. Brodsky, Richard J. Byrne, Michael L. Dahir, Alan L. Gosule, Robin Josephs and George H. Krauss, qualify as independent directors under the NYSE listing standards and the Independence Standards.

The Independence Standards can be found on our website at www.mfafinancial.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors, officers and employees. The Code of Conduct was designed to assist directors, officers and employees in complying with the law, in resolving moral and ethical issues that may arise in the performance of their duties and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable laws, conflicts of interest, use and protection of our assets, confidentiality, communications with the public, internal accounting controls, improper influence on the conduct of audits, records retention, fair dealing, discrimination and harassment, and health and safety. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Code of Conduct and will recommend, as appropriate, proposed changes to the Board.

The Code of Conduct can be found on our website at www.mfafinancial.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.

Corporate Governance Guidelines

The Board has adopted the Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Governance Guidelines are Board composition, Board functions and responsibilities, Board committees, director qualification standards, director resignations, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and Board and committee performance evaluations. The Board’s Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

The Governance Guidelines can be found on our website at www.mfafinancial.com. We will also provide the Governance Guidelines, free of charge, to stockholders who request them. Requests should be directed to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.

Majority Voting for Directors/Director Resignation Policy.  Our Bylaws provide that a nominee for director will be elected by receiving the affirmative vote of a majority of the votes cast on the election of such nominee on a per nominee basis in a non-contested election (i.e., where the number of nominees is the same as the number of directors to be elected).

Under the terms of our Governance Guidelines, if a nominee for director who is an incumbent director receives a greater number of votes “against” than votes “for” his or her election, the director is required to promptly tender to the Board his or her offer to resign from the Board. Upon recommendation of the Nominating and Corporate Governance Committee, the Board, excluding such individual, will decide whether or not to accept such offer to resign, and thereafter, it will promptly and publicly disclose its decision. If the Board determines not to accept the director’s offer to resign, the director will continue to serve on the Board until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The Board may consider any factors it deems relevant in deciding whether to accept a director’s resignation.

In a contested election, the director nominees who receive a plurality of votes cast are elected as directors. Under the plurality standard, the number of persons equal to the number of vacancies to be filled who receive more votes than other nominees are elected to the board, regardless of whether they receive a majority of votes cast.

Review and Approval of Transactions with Related Persons

The Board has adopted written policies and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers, stockholders beneficially owning greater than 5% of our outstanding capital stock or immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant rules of the Securities and Exchange Commission (“SEC”) (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•	Any covered related party transaction must be approved by the Board or by a committee of the Board consisting solely of disinterested directors. In considering the transaction, the Board or committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to us.
•	On at least an annual basis, the Board or committee will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•	Management or the affected director or executive officer will bring the matter to the attention of the Chairman of the Audit Committee or, if the Chairman of the Audit Committee is the affected director, to the attention of the Chairman of the Nominating and Corporate Governance Committee.
•	The appropriate Chairman shall determine whether the matter should be considered by the Board or by a committee of the Board consisting solely of disinterested directors.
•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.
•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.
•	If a transaction that has been entered into without prior approval is not ratified, the Board or committee may consider additional action, in consultation with counsel, including, but not limited to, with respect to transactions that are pending or ongoing, termination of the transaction on a prospective basis or modification of the transaction in a manner that would permit it to be ratified by the Board or committee, and with respect to transactions that are completed, rescission of such transaction and/or disciplinary action.

Identification of Director Candidates

In accordance with the Governance Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying and evaluating director candidates for the Board and for recommending director candidates to the Board for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are nominated to stand for election to the Board in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly-qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of the Board, our operating requirements and the interests of the Company. In accordance with the Governance Guidelines, director candidates should have experience in positions with a high degree of responsibility and decision making, be able to exercise good business judgment, be able to provide practical wisdom and mature judgment and be leaders in the companies or institutions with which they are affiliated. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, and recommends director candidates based upon contributions they can make to the Board and management and their ability to represent our long-term interests and those of our stockholders.

Although we do not have a formal written diversity policy, the Nominating and Corporate Governance Committee considers diversity of race, ethnicity, gender, age, cultural background, professional experiences and expertise and education in evaluating director candidates for Board membership. We believe that considerations of diversity are, and will continue to be, an important component relating to the Board’s composition as multiple and varied points of view contribute to a more effective decision-making process.

The Nominating and Corporate Governance Committee accepts stockholder recommendations of director candidates and applies the same standards in considering director candidates submitted by stockholders as it does in evaluating director candidates recommended by members of the Board or management. Upon determining the need for additional or replacement Board members, the Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or otherwise possesses, which may be supplemented by certain inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of the Board. If the Nominating and Corporate Governance Committee determines, in consultation with other directors, including the Chairman of the Board, that a more comprehensive evaluation is warranted, the Nominating and Corporate Governance Committee may then obtain additional information about a director candidate’s background and experience, including by means of personal interviews. The Nominating and Corporate Governance Committee will then re-evaluate the director candidate using its evaluation criteria. The Nominating and Corporate Governance Committee receives input on such director candidates from other directors, including the Chairman of the Board, and recommends director candidates to the Board for nomination. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the notice procedures outlined under “Submission of Stockholder Proposals,” which may be found on page 61 of this Proxy Statement, may recommend director candidates for evaluation and consideration by the Nominating and Corporate Governance

Committee. Stockholders may make recommendations at any time, but recommendations of director candidates for consideration as director nominees at our annual meeting of stockholders must be received not less than 120 days before the first anniversary of the date of the proxy statement for the previous year’s annual meeting of stockholders. Accordingly, to submit a director candidate for consideration for nomination at our 2015 Annual Meeting of Stockholders, stockholders must submit the recommendation, in writing, by no later than December 9, 2014. The written notice must demonstrate that it is being submitted by a stockholder of record of MFA and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the stockholder must provide confirmation of each director candidate’s consent to serve as a director and contact information for each director candidate so that his or her interest can be verified and, if necessary, to gather further information.

Communications with the Board

The Board has established a process by which stockholders and/or other interested parties may communicate in writing with our directors, a committee of the Board, the Board’s non-employee directors as a group or the Board generally. Any such communications may be sent to the Board by U.S. mail or overnight delivery and should be directed to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of our Secretary, are not required, however, to be forwarded to the directors. The Board has approved this communication process.

Executive Sessions of Independent Directors

In accordance with the Governance Guidelines, the independent directors serving on the Board meet in executive session at least four times per year at regularly scheduled meetings of the Board. These executive sessions of the independent directors are presided over by George H. Krauss, in his capacity as the non-executive Chairman of the Board.

BOARD AND COMMITTEE MATTERS

Board of Directors

The Board is responsible for directing the management of our business and affairs. The Board conducts its business through meetings and actions taken by written consent in lieu of meetings. During the year ended December 31, 2013, the Board held ten meetings and acted 15 times by written consent in lieu of a meeting. Each of our directors then serving on the Board attended at least 75% of the meetings of the Board and of the Board’s committees on which they served during 2013. All eight directors then serving on the Board attended our 2013 Annual Meeting of Stockholders. The Board’s policy, as set forth in our Governance Guidelines, is to encourage and promote the attendance by each director at all scheduled meetings of the Board and all meetings of our stockholders.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee.  Stephen R. Blank (Chair), Richard J. Byrne, Michael L. Dahir and Robin Josephs are currently the members of the Audit Committee. The Board has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of audit committee members, the Governance Guidelines, the Independence Standards and the written charter of the Audit Committee. The Board has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” beginning on page 15 of this Proxy Statement for a description of their respective backgrounds and experience), that Mr. Blank, Mr. Byrne, Mr. Dahir and Ms. Josephs qualify as “audit committee financial experts” for purposes of, and as defined by, SEC rules and have the requisite accounting or related financial management expertise required by the NYSE listing standards. In addition, the Board has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. During 2013, the Audit Committee met ten times and acted five times by written consent in lieu of a meeting.

The Audit Committee is responsible for, among other things, engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements. In accordance with its charter, the Audit Committee has a policy requiring that the terms of all auditing and non-auditing services to be provided by our independent registered public accounting firm be pre-approved by the Audit Committee. The Audit Committee also reviews and evaluates the scope of all non-auditing services to be provided by our independent registered public accounting firm in order to confirm that such services are permitted by the rules and/or regulations of the NYSE, the SEC, the Financial Accounting Standards Board or other similar governing bodies. The specific responsibilities of the Audit Committee are set forth in its charter, which can be found on our website at www.mfafinancial.com.

Compensation Committee.  Robin Josephs (Chair), Stephen R. Blank, James A. Brodsky and Alan L. Gosule are currently the members of the Compensation Committee. The Board has determined that all of the members of the Compensation Committee are independent as required by the NYSE listing standards, the Governance Guidelines, the Independence Standards and the written charter of the Compensation Committee. During 2013, the Compensation Committee met eight times and acted five times by written consent in lieu of a meeting.

The Compensation Committee is responsible for, among other things, overseeing the design, approval, administration and evaluation of MFA’s compensation plans, policies and programs and reviewing and establishing the compensation of our directors and executive officers. The specific responsibilities of the Compensation Committee are set forth in its charter, which can be found on our website at www.mfafinancial.com.

Compensation Committee Interlocks and Insider Participation.  There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Nominating and Corporate Governance Committee.  Michael L. Dahir (Chair), James A. Brodsky, Richard J. Byrne and Alan L. Gosule are currently the members of the Nominating and Corporate Governance Committee. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Governance Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. During 2013, the Nominating and Corporate Governance Committee met four times and acted three times by written consent in lieu of a meeting.

The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the director nominees to stand for election by our stockholders, recommending to the Board the directors to serve on each of the Board’s committees, developing and recommending to the Board the corporate governance principles and guidelines applicable to us and directing the Board in an annual review of its performance. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which can be found on our website at www.mfafinancial.com.

We will provide the charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, free of charge, to stockholders who request them. Requests should be directed to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.

Report of the Audit Committee

The Audit Committee of the Board of Directors is responsible for monitoring, on behalf of the Board, the integrity of our consolidated financial statements, our system of internal controls, the performance, qualifications and independence of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate the performance of and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by the Board.

Management has the primary responsibility for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on our internal control over financial reporting. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of (i) our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and (ii) the effectiveness of our internal control over financial reporting and expressing an opinion with respect thereto. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on our internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

During 2013, the Audit Committee held ten meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, KPMG LLP, our independent registered public accounting firm, and Grant Thornton LLP, our internal auditing firm.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2013, and the related report prepared by KPMG LLP, with management and KPMG LLP. The Audit Committee discussed with KPMG LLP and Grant Thornton LLP the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also reviewed and discussed with management, KPMG LLP and Grant Thornton LLP management’s annual report on our internal control over financial reporting and the reports prepared by KPMG LLP with respect to its audit of our internal control over financial reporting. The Audit Committee met with KPMG LLP and Grant Thornton LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee reviewed and discussed with KPMG LLP their audit plan for MFA Financial, Inc. and their proposed implementation of this plan. The Audit Committee also discussed with KPMG LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16, as adopted by the PCAOB, which included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

The Audit Committee also discussed with KPMG LLP their independence from the Company. KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and represented that it is independent from MFA. When considering the independence of KPMG LLP, the Audit Committee considered if services they provided to us, beyond those rendered in connection with their audit of our consolidated financial statements, their reviews of our interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q and their audit of the effectiveness of our internal control over financial reporting were compatible with maintaining their independence. The Audit Committee reviewed and approved the audit, tax and other professional services performed by, and the amount of fees paid for such services to, KPMG LLP. The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Audit Committee received regular updates on the amount of fees and scope of audit, tax and other professional services provided.

Based on the Audit Committee’s review and the outcome of these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to the Board, and the Board has approved, that our audited consolidated financial statements for the fiscal year ended December 31, 2013, be included in our Annual Report on Form 10-K filed with the SEC and 2013 Annual Report to Stockholders. The Audit Committee has also selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and is presenting this selection to our stockholders for ratification.

AUDIT COMMITTEE
Stephen R. Blank, Chair
Michael L. Dahir
Robin Josephs

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Pursuant to the terms of its charter, the Compensation Committee is responsible for reviewing and making recommendations to the Board with respect to the compensation of the non-employee directors (the “Non-Employee Directors”) on the Board. The Compensation Committee, with the assistance of an independent compensation consultant most recently reviewed the compensation of Non-Employee Directors in the first half of 2011. Based on this review the Compensation Committee recommended, and the Board approved, the following compensation program for Non-Employee Directors effective May 24, 2011:

•	an annual retainer of $75,000 payable in equal installments on a quarterly basis;
•	establishment of a fee of $1,500 per meeting for attendance at any in-person or telephonic meeting of the Board or any committee of the Board;
•	an annual fee, payable in equal installments on a quarterly basis, of (i) $25,000 for the chair of the Audit Committee; (ii) $20,000 for the chair of the Compensation Committee; and (iii) $10,000 for the chair of the Nominating and Corporate Governance Committee;
•	an annual grant under our Amended and Restated 2010 Equity Compensation Plan (the “2010 Equity Compensation Plan”) of restricted shares (“Restricted Shares”) of our Common Stock or restricted stock units (“RSUs”) with a grant value of $75,000, which is made on the first business day after our annual meeting of stockholders;
•	an additional annual fee, payable in equal installments on a quarterly basis, of $7,500 to our non-executive Chairman (formerly paid to our Lead Director); and
•	an additional grant to our non-executive Chairman (formerly to our Lead Director) of 7,500 Restricted Shares under our 2010 Equity Compensation Plan, which is made on the first business day after our annual meeting of stockholders.

Our Non-Employee Directors may also participate in our Second Amended and Restated 2003 Non-Employee Directors’ Deferred Compensation Plan (the “Non-Employee Directors Plan”), which allows participants to elect to defer receipt of 50% or 100% of their annual cash retainer, meeting and committee chair fees.

We do not permit our Non-Employee Directors to sell or transfer their Restricted Shares until six months after their termination of service with us, subject to certain exceptions. In addition, the Non-Employee Directors are subject to a share retention/alignment requirement pursuant to which each Non-Employee Director is required to hold and maintain equity in MFA, which could include Common Stock, convertible (but not perpetual) preferred stock, Restricted Shares and/or RSUs under the Non-Employee Directors Plan (collectively, the “Equivalent Shares”), in an amount equal to no less than 37,500 Equivalent Shares. For Non-Employee Directors joining the Board on or after January 1, 2010, this retention requirement must be met within five years after becoming a director, and for Non-Employee Directors serving on the Board on or prior to December 31, 2009, this retention requirement must be met not later than December 31, 2014. All of our directors (other than Richard J. Byrne, who was elected to the Board in March 2014) have met this retention requirement.

The following table summarizes the compensation of our Non-Employee Directors for the year ended December 31, 2013. (Richard J. Byrne, who was appointed as a director on March 3, 2014, received no compensation from us during 2013.)

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)(4)
Stephen R. Blank	$142,000	$75,003	$0	$217,003
James A. Brodsky	111,000	75,003	0	186,003
Michael L. Dahir	119,500	75,003	0	194,503
Alan L. Gosule	111,000	75,003	0	186,003
Robin Josephs	137,000	75,003	0	212,003
George H. Krauss	97,500	143,553	0	241,053

(1)	Amounts in this column represent the annual board retainer fees, annual committee chair fees, meeting fees and Lead Director fees earned or paid to Non-Employee Directors for service in 2013.
(2)	Amounts in this column represent the aggregate grant date fair value of such stock awards computed in accordance with FASB ASC Topic 718. During 2013, each non-employee director was granted 8,206 fully-vested Restricted Shares or fully-vested RSUs on May 23, 2013 (based on a price per share of $9.14, which was the closing price of the Common Stock on such day). In addition, during 2013, Mr. Krauss, our then-Lead Director (now non-executive Chairman), was granted an additional 7,500 fully-vested RSUs on May 23, 2013, which had a value of $9.14 per share (based on the price per share of our Common Stock on such day).
(3)	As of December 31, 2013, Non-Employee Directors held the following number of unexercised non-qualified stock options (“NQSOs”), which were granted prior to 2013:

Name	Number of Unexercised NQSOs
Stephen R. Blank	-0-
James A. Brodsky	-0-
Michael L. Dahir	-0-
Alan L. Gosule	5,000
Robin Josephs	-0-
George H. Krauss	-0-
(4)	Total compensation for Non-Employee Directors does not include aggregate distributions paid on dividend equivalent rights (“DERs”), which represent the right to receive, with respect to each DER, a distribution equal to the cash dividend paid on a share of Common Stock. During 2013 each Non-Employee Director (other than Ms. Josephs, who exercised her NQSOs in 2012) received distributions on the 1,250 vested DERs that related to 1,250 of the 5,000 NQSOs held by such individuals, which resulted in a payment of $2,050 to Mr. Gosule and a payment of $1,150 to each of Messrs. Blank, Brodsky, Dahir and Krauss.

The following table summarizes certain additional information regarding amounts deferred by our Non-Employee Directors participating in the Non-Employee Directors Plan as of December 31, 2013.

Name	Total Amount Deferred(1)	Distribution January 15, 2013	Remaining Deferred Amount After 2013 Distribution(2)	Fair Market Value of Remaining Amount(3)
Non-Employee Directors
Stephen R. Blank	$10,919	$11,989	N/A	N/A
James A. Brodsky	75,000	—	—	71,864
George H. Krauss	291,256	—	291,256	309,952

(1)	Amounts in this column represent total compensation deferred by the director and cash dividend equivalents credited to outstanding stock units from the inception of the individual director’s elected participation in the Non-Employee Directors Plan, less any cash distributions made at the termination of any elected deferral and payment period before distributions made in 2013. Amounts in this column represent the fair market value of the total compensation deferred and cash dividend equivalents credited to outstanding stock units based on the closing price of the Common Stock of $8.11 per share as reported on the NYSE on December 31, 2012 (the last trading day of such year).
(2)	Amounts in this column represent total compensation deferred and cash dividend equivalents credited to outstanding stock units under the Non-Employee Directors Plan after 2013 distributions.
(3)	Amounts in this column represent fair market value of total compensation deferred and cash dividend equivalents credited to outstanding stock units (based upon the closing price of the Common Stock of $7.06 per share reported on the NYSE on December 31, 2013) under the Non-Employee Directors Plan at December 31, 2013.

Non-employee directors are also eligible to receive other grants of NQSOs, Restricted Shares, phantom shares and DERs under the 2010 Equity Compensation Plan. We also reimburse all Non-Employee Directors for travel and other expenses incurred in connection with attending Board, committee and stockholder meetings and other Company-sponsored events and/or other activities in which they engage or participate on our behalf. In addition, we provide all non-employee directors with up to $500,000 of accidental death and dismemberment insurance while traveling to or attending Board, committee and stockholder meetings and other Company-sponsored events. Directors who are employees of the Company (presently, only Mr. Gorin) are not entitled to receive additional compensation for serving on the Board.

1. ELECTION OF DIRECTORS

Board of Directors

In accordance with our Charter and Bylaws, the Board is currently comprised of eight directors, Stephen R. Blank, James A. Brodsky, Richard J. Byrne, Michael L. Dahir, William S. Gorin, Alan L. Gosule, Robin Josephs and George H. Krauss and is divided into three classes, with Messrs. Blank and Gorin constituting the Class I directors, Messrs. Dahir and Krauss and Ms. Josephs constituting the Class II directors and Messrs. Brodsky, Byrne and Gosule constituting the Class III directors.

One class of directors is elected at each annual meeting of our stockholders for a term of three years. Each director holds office until his successor has been duly elected and qualified or the director’s earlier resignation, death or removal. The term of the Board’s Class I directors expires at the Annual Meeting. The terms of the other two classes of directors expire at MFA’s 2015 Annual Meeting of Stockholders (Class II directors) and MFA’s 2016 Annual Meeting of Stockholders (Class III directors).

Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, Mr. Blank and Mr. Gorin have been nominated by the Board to stand for re-election as Class I directors by the stockholders at the Annual Meeting to serve until our 2017 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify. In the event that the proposed amendment to MFA’s Charter to eliminate the classification of the Board (see page 57) is adopted, the terms of the Class I directors will expire at the Annual Meeting of Stockholders to be held in 2015.

If the candidacy of Mr. Blank or Mr. Gorin should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidate or candidates (if any) as shall be nominated by the Board.

The Board has no reason to believe that, if re-elected, Mr. Blank and Mr. Gorin will be unable or unwilling to serve as Class I directors.

The Board has determined that all of our current directors are qualified to serve as directors of the Company. The biographies of each of the Board’s nominees standing for re-election and our continuing directors set forth below contain information regarding each person’s service as a director, business experience and education, director positions held currently or at any time during the last five years, information regarding certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board and its Nominating and Corporate Governance Committee to determine that the person should serve as a director.

In addition to the specific information set forth in their respective biographies, each of our directors also possesses the tangible and intangible attributes and skills that we believe are necessary to be an effective director on the Board, including experience at senior levels in areas of expertise relevant and beneficial to our business and industry, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity we expect of directors of the Company.

Nominees for Re-Election as Class I Directors

The following information is furnished regarding the nominees for re-election as Class I directors by the holders of Common Stock.

Stephen R. Blank, 68, has served as a director of MFA since 2002. Since 1998, Mr. Blank has been a Senior Resident Fellow, Finance, at the Urban Land Institute (“ULI”), a non-profit education and research institute which studies land use and real estate development policy. Prior to joining ULI, Mr. Blank served from 1993 to 1998 as Managing Director — Real Estate Investment Banking of CIBC Oppenheimer Corp. From 1989 to 1993, Mr. Blank was Managing Director of the Real Estate Corporate Finance Department of Cushman & Wakefield, Inc. From 1979 to 1989, Mr. Blank served as Managing Director — Real Estate Investment Banking of Kidder, Peabody & Co. From 1973 to 1979, Mr. Blank was employed by Bache & Co., Incorporated, as Vice President, Direct Investment Group. Mr. Blank currently serves as a member of the board of directors of Home Properties, Inc., where he is Chairman of the audit committee and a member of the nominating and governance, real estate investment and compensation committees, and as Chair of the board of trustees of Ramco-Gershenson Properties Trust, where he is Chair of the nominating and governance committee and a member of the compensation committee. From May 1999 to February 2007, Mr. Blank was a member of the board of directors of BNP Residential Trust, Inc. Mr. Blank is a graduate of Syracuse University and received a Masters of Business Administration degree in Finance from Adelphi University.

We believe that Mr. Blank’s qualifications to serve on the Board include his extensive knowledge of the real estate industry as evidenced by his position at ULI, his experience in the investment banking industry, including his expertise in public and private real estate finance, his substantial service on the boards and committees of other public and private companies and his regular attendance of director continuing education programs.

William S. Gorin, 55, has served as a director of MFA since 2010. Mr. Gorin currently serves as our Chief Executive Officer, the position to which he was promoted effective January 1, 2014. From 2008 to 2013, he served as our President. From 1997 to 2008, he served as our Executive Vice President and, from 2001 to September 2010, as our Chief Financial Officer. During his tenure with MFA, he has also served as our Treasurer and our Secretary. From 1989 to 1997, he held various positions with PaineWebber Incorporated/Kidder, Peabody & Co. Incorporated, serving as a First Vice President in the Research Department. Prior to that position, Mr. Gorin was Senior Vice President in the Special Products Group. From 1982 to 1988, Mr. Gorin was employed by Shearson Lehman Hutton, Inc./E.F. Hutton & Company Inc. in various positions in corporate finance and direct investments. Mr. Gorin is a graduate of Brandeis University and received a Masters of Business Administration degree from Stanford University.

We believe that Mr. Gorin’s qualifications to serve on the Board include his position as our President, his extensive knowledge of mortgage-backed securities and capital markets, his substantial knowledge of our business operations and investment strategies and his overall experience in the investment banking industry, including his expertise in corporate finance.

THE BOARD RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF MR. BLANK AND
MR. GORIN AS CLASS I DIRECTORS.

Continuing Class II Directors

The following information is furnished regarding our Class II directors (who will continue to serve on the Board until our 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify).

Michael L. Dahir, 65, has served as a director of MFA since 1998. From 1988 through December 2012, Mr. Dahir was the Chairman and Chief Executive Officer of Omaha State Bank in Omaha, Nebraska. From 1974 to 1988, Mr. Dahir held various positions with Omaha National Bank, including Senior Vice President and head of the Commercial Banking Services division, and was also Senior Vice President and Chief Financial Officer of the bank’s parent company, FirsTier Holding Company. Mr. Dahir is a non-practicing certified public accountant. Mr. Dahir also serves on the board of the Catholic Charities Foundation. Mr. Dahir is a graduate of Creighton University.

We believe that Mr. Dahir’s qualifications to serve on the Board include his considerable experience in banking and financial matters, including his past positions as Chairman and Chief Executive Officer of Omaha State Bank and as Senior Vice President and Chief Financial Officer of a publicly-traded bank, his experience as a certified public accountant and his significant exposure to our business and industry through length of service on the Board.

Robin Josephs, 54, has served as a director of MFA since 2010. From 2005 to 2007, Ms. Josephs was a managing director of Starwood Capital Group L.P., a private equity firm specializing in real estate investments. From 1986 to 1996, Ms. Josephs was a senior executive with Goldman, Sachs & Co. serving in the real estate group of the investment banking division and, later, in the equity capital markets division.

Ms. Josephs currently serves as a member of the board of directors of iStar Financial, where she is lead director and serves as a member of the compensation and nominating and governance committees, Plum Creek Timber Company, Inc., where she serves on the audit and compensation committees, and QuinStreet, where she serves on the audit and compensation committees. Ms. Josephs is a trustee of the University of Chicago Cancer Research Foundation. Ms. Josephs is a graduate of The Wharton School of the University of Pennsylvania and received a Masters of Business Administration degree from Columbia University.

We believe that Ms. Josephs’ qualifications to serve on the Board include her significant knowledge of the specialty finance and real estate industries, her extensive experience in the investment banking industry, including her expertise in public and private real estate finance and equity capital markets, her substantial service on the boards and committees of other public and private companies, her experience with corporate governance, finance and other related matters.

George H. Krauss, 72, has served as a director of MFA since 1997. Mr. Krauss was named a Managing Director of The Burlington Capital Group LLC (“Burlington”) in 2010 and, prior thereto, had been a consultant to Burlington since 1997. From 1972 to 1997, Mr. Krauss practiced law with Kutak Rock LLP, serving as such firm’s managing partner from 1983 to 1993 and, from 1997 to 2006, was Of Counsel to such firm. Mr. Krauss currently serves as a member of the board of managers of Burlington, which is the general partner of America First Tax Exempt Investors, LP. Mr. Krauss was a member of the boards of directors of Gateway, Inc., from 1991 to October 2007, West Corporation, from January 2001 to October 2006, America First Apartment Investors, Inc., from January 2003 to September 2007, and info GROUP, Inc., from December 2007 to July 2010. Mr. Krauss received a Juris Doctorate degree and a Masters of Business Administration degree from the University of Nebraska.

We believe that Mr. Krauss’ qualifications to serve on the Board include his significant experience as a managing partner of a major law firm, his substantial service on the boards and committees of other public and private companies, his considerable legal and business experience in corporate, mergers and acquisitions and regulatory matters and his significant exposure to our business and industry through his length of service on the Board.

Continuing Class III Directors

The following information is furnished regarding our Class III directors (who will continue to serve on the Board until our 2016 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify).

James A. Brodsky, 68, has served as a director of MFA since 2004. Mr. Brodsky is a partner in, and a founding member of, the law firm of Weiner Brodsky Kider PC in Washington, D.C., and has practiced law with that firm and its predecessor since 1977. Mr. Brodsky provides legal advice and business counsel to publicly-traded and privately-held national and regional residential mortgage lenders on secondary mortgage market transactions (including those involving Fannie Mae, Freddie Mac and Ginnie Mae), mergers and acquisitions, asset purchases and sales, mortgage compliance issues and strategic business initiatives. Prior to 1977, Mr. Brodsky was a Deputy Assistant Secretary with the U.S. Department of Housing and Urban Development. He also currently serves as General Counsel of the National Reverse Mortgage Lenders Association. Mr. Brodsky is a graduate of Cornell University and received a Juris Doctor degree from Georgetown University Law Center and a Masters of Science in Electrical Engineering from Columbia University.

We believe that Mr. Brodsky’s qualifications to serve on the Board include his significant experience as a lawyer and founding member of a national law firm specializing in residential mortgage finance, his extensive knowledge of the origination and servicing of, and the regulatory aspects relating to, residential mortgage loans, his experience with the federal executive branch agencies that regulate and directly affect the residential mortgage sector and his general experience with corporate governance, finance and other related matters.

Richard J. Byrne, 52, has served as a director of MFA since March 2014, when he was elected to fill the vacancy created by the resignation of Stewart Zimmerman from the Board at the end of 2013 in connection with his retirement as our CEO. Mr. Byrne has been President of Benefit Street Partners LLC, the credit investment arm of Providence Equity Partners, a global private equity firm, since April 2013. Prior thereto, Mr. Byrne served as Chief Executive Officer of Deutsche Bank Securities, Inc. from 2008 to March 2013. Prior to serving as CEO of Deutsche Bank Securities, Inc., Mr. Byrne was Co-Head of Global Capital Markets at Deutsche Bank. Prior to Deutsche Bank, Mr. Byrne was Co-Head of Global Leveraged Finance and Head of Global Credit Research at Merrill Lynch. Mr. Byrne earned a Masters in Business Administration from the Kellogg School of Management at Northwestern University and his B.A. from Binghamton University.

We believe that Mr. Byrne’s qualifications to serve on the Board include his extensive experience in the investment banking industry, including his expertise in corporate finance and his substantial knowledge of the public and private capital markets and his executive management experience in the financial services industry.

Alan L. Gosule, 73, has served as a director of MFA since 2001. Mr. Gosule is a partner in the law firm of Clifford Chance US LLP (“Clifford Chance”) in New York, New York, and has practiced law with such firm and its predecessor since 1991. From 2002 to August 2005, he served as the Regional Head of Clifford Chance’s Real Estate Department for the Americas and, prior to 2002, was the Regional Head of such firm’s Tax, Pension and Employment Department for the Americas. Prior to 1991, Mr. Gosule practiced law with the firm of Gaston & Snow, where he was a member of such firm’s Management Committee and the Chair of the Tax Department. Mr. Gosule currently serves as a member of the board of directors of Home Properties, Inc., where he is a member of the audit and real estate investment committees and chair of the corporate governance/nominating committee and F.L. Putnam Investment Management Company, and as a member of the board of trustees of the Ursuline Academy. Mr. Gosule is a graduate of Boston University and received a Juris Doctorate degree from Boston University Law School and an LLM in Taxation from Georgetown Law School.

We believe that Mr. Gosule’s qualifications to serve on the Board include his significant experience as a lawyer and partner of a major international law firm, his extensive knowledge of tax law and related matters, including real estate investment trusts, and his considerable experience in advising, and his service on the boards and committees of, other public and private companies.

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In accordance with our Charter and Bylaws, vacancies occurring on the Board as a result of death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the remaining directors in office.

There is no familial relationship among any of the members of our Board or executive officers, except that William S. Gorin, our CEO and a director, and Ronald A. Freydberg, an Executive Vice President of MFA, are brothers-in-law.

2. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 4, 2014, the Audit Committee of the Board appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.

The Board is asking stockholders to ratify the Audit Committee’s appointment of KPMG LLP for 2014. In the event that stockholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

KPMG LLP first audited our financial statements beginning with the year ended December 31, 2011. The Audit Committee appointed KPMG LLP as our independent registered public accounting firm on May 27, 2011, upon its dismissal of Ernst & Young LLP, which, had served as the Company’s independent auditors since 2003.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by KPMG LLP in respect of the fiscal years ended December 31, 2013 and 2012.

	Fiscal Year Ended December 31,
	2013	2012
Audit Fees(1)	$811,000	$1,055,500
Audit-Related Fees(2)	—	—
Tax Fees(3)	117,867	44,400
All Other Fees(4)	1,796	1,796
Total	$930,663	$1,101,696

(1)	2013 and 2012 Audit Fees include: (i) the audit of the consolidated financial statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; and (iii) comfort letters, consents and other services related to the SEC and other regulatory filings and communications. Audit Fees for 2013 and 2012 also include the audit of the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Of the amount shown for 2013, (i) Ernst & Young LLP billed the Company $54,000 for comfort letters, consents and other services related to SEC and other regulatory filings and (ii) KPMG LLP billed the Company an aggregate of $757,000 for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2013, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2013.

Of the amount shown for 2012, (i) Ernst & Young LLP billed the Company $73,500 for comfort letters, consents and other services related to SEC and other regulatory filings and (ii) KPMG LLP billed the Company an aggregate of $982,000 for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2012, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012.

(2)	There were no Audit-Related Fees incurred in 2013 and 2012.
(3)	2013 and 2012 Tax Fees include tax compliance, tax planning, tax advisory and related tax services provided by Ernst & Young LLP.
(4)	During 2013 and 2012, the Company paid KPMG LLP $1,796 for a subscription to certain GAAP technical reference materials. Except as described in the previous sentence, there were no other professional services rendered by KPMG LLP in 2013 and 2012.

All audit, tax and other services provided to us were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

MANAGEMENT

The following table sets forth certain information with respect to each of our executive officers at December 31, 2013. The Board appoints or annually reaffirms the appointment of all of our executive officers:

Officer	Age	Position Held
William S. Gorin	55	Chief Executive Officer and Director
Craig L. Knutson	54	President and Chief Operating Officer
Ronald A. Freydberg	53	Executive Vice President
Stephen D. Yarad	44	Chief Financial Officer
Elwin Ford	52	Senior Vice President
Kathleen A. Hanrahan	48	Senior Vice President and Chief Accounting Officer
Gudmundur Kristjansson	34	Senior Vice President
Terence B. Meyers	59	Senior Vice President — Tax
Matthew Ottinger	56	Senior Vice President and Controller
Harold E. Schwartz	49	Senior Vice President, General Counsel and Secretary
Shira E. Siry	39	Senior Vice President and Assistant Secretary
Sunil Yadav	43	Senior Vice President

Biographical information on Mr. Gorin is provided in “Election of Directors” of this Proxy Statement.

Craig L. Knutson serves as our President and Chief Operating Officer, the positions to which he was elected effective January 1, 2014. Mr. Knutson served as our Executive Vice President from 2008 to 2013. From 2004 to 2007, Mr. Knutson served as Senior Executive Vice President of CBA Commercial, LLC, an acquirer and securitizer of small balance commercial mortgages. From 2001 to 2004, Mr. Knutson served as President and Chief Operating Officer of ARIASYS Inc., a software development company specializing in custom solutions for small to midsize businesses. From 1986 to 1999, Mr. Knutson held various progressive positions in the mortgage trading and mortgage finance departments of First Boston Corporation (later Credit Suisse), Smith Barney and Morgan Stanley. From 1981 to 1984, Mr. Knutson served as an Analyst and then Associate in the Investment Banking Department of E.F. Hutton & Company Inc. Mr. Knutson holds a Masters of Business Administration degree from Harvard University and a Bachelor of Arts degree (magna cum laude) in Economics and French from Hamilton College.

Ronald A. Freydberg serves as our Executive Vice President. Mr. Freydberg joined MFA Financial, Inc. in 1997. From 1995 to 1997, Mr. Freydberg served as a Vice President of Pentalpha Capital, in Greenwich, Connecticut, where he was a fixed-income quantitative analysis and structuring specialist. From 1988 to 1995, Mr. Freydberg held various positions with J.P. Morgan & Co. From 1994 to 1995, he was in J.P. Morgan’s Global Markets Group, where he was involved in commercial mortgage-backed securitization and sale of distressed commercial real estate, including structuring, due diligence and marketing. From 1985 to 1988, Mr. Freydberg was employed by Citicorp. Mr. Freydberg holds a Masters of Business Administration degree in Finance from George Washington University and a Bachelor of Arts degree from Muhlenberg College.

Stephen D. Yarad serves as our Chief Financial Officer. Mr. Yarad joined MFA Financial, Inc. in 2010. Prior to joining MFA, Mr. Yarad was a partner in the financial services audit practice of KPMG LLP, having been admitted to the partnership of the firm in 2005. He commenced his career with KPMG LLP in Australia in 1991 and held various progressive positions before relocating to the United States at the end of 2001. In addition to being a Chartered Accountant and Associate Member of the Institute of Chartered Accountants in Australia, he is also a Certified Public Accountant licensed in New York and New Jersey. Mr. Yarad holds a Bachelor of Commerce (Accounting and Finance) with merit from the University of New South Wales (Sydney, Australia) and a Graduate Diploma in Applied Finance and Investment from the Securities Institute of Australia.

Elwin Ford serves as Senior Vice President. Mr. Ford joined MFA Financial, Inc. in 2011 as First Vice President. From 2010 to 2011 Mr. Ford served as a consultant/project manager to MFA in connection with the implementation of a financial database and reporting platform. From 2004 to 2010, Mr. Ford served as a Principal of Kaxbrel Consulting and Services LLC, a technology consulting and project management firm providing services primarily to clients in the financial services industry. Mr. Ford served in the United States Army from 1983 to 1986 and holds a Bachelor of Science degree in Accounting/Computer Science from LeMoyne College.

Kathleen A. Hanrahan serves as Senior Vice President and Chief Accounting Officer. Ms. Hanrahan joined MFA Financial, Inc. in 2008 as Senior Vice President — Finance and was appointed Chief Accounting Officer effective October 2011. From 2007 to 2008, Ms. Hanrahan was Vice President — Financial Reporting with Arbor Commercial Mortgage LLC. From 1997 to 2006, she held progressive positions, was the First Vice President of Financial Reporting and served on the Disclosure, Corporate Benefits and Sarbanes-Oxley Committees for Independence Community Bank Corp. From 1992 to 1997, Ms. Hanrahan held various positions with North Side Savings Bank and was Controller from 1996 to 1997. Ms. Hanrahan began her career in public accounting in 1987 with KPMG Peat Marwick (predecessor to KPMG LLP). Ms. Hanrahan is a Certified Public Accountant and has a Bachelor of Business Administration degree in Public Accounting from Pace University.

Gudmundur Kristjansson serves as Senior Vice President. Mr. Kristjansson joined MFA Financial, Inc. in 2007. From 2005 to 2007, Mr. Kristjansson served as an Associate in Trading and Analytics at Performance Trust Capital Partners where he focused on fixed income strategy and research as well as developing fixed income analytics. Mr. Kristjansson holds a Masters of Engineering degree in Operations Research from Cornell University and a Bachelor of Science degree in Mechanical and Industrial Engineering from the University of Iceland (Reykjavik, Iceland).

Terence B. Meyers serves as Senior Vice President and Director of Tax. Mr. Meyers joined MFA Financial, Inc. in May 2013. Prior to joining MFA, Mr. Meyers was most recently a Director in the financial services tax practice of Deloitte Tax, LLP, where he held various positions from 1983 to 2013. While at Deloitte Tax, Mr. Meyers provided advice to clients regarding the tax and accounting treatment of mortgage loans, mortgage-backed securities and other debt instruments, mortgage banking activities and asset securitization, derivative and hedging transactions. Mr. Meyers is a Certified Public Accountant and holds a Masters of Business Administration in Taxation and a Bachelor of Science in Accounting from St. John’s University College of Business Administration. Mr. Meyers also has a J.D. from St. John’s University School of Law.

Matthew Ottinger serves as Senior Vice President and Controller. Mr. Ottinger joined MFA Financial, Inc. in 2001. From 2000 to 2001, Mr. Ottinger served as Assistant Vice President at Carver Federal Savings Bank where he was the head of Banking Operations and Control Department, responsible for all retail banking general ledger reconciliations. Mr. Ottinger began his career at Jamaica Savings Bank and served as Assistant Vice President in the accounting department from 1996 to 2001, in charge of internal financial reporting for the bank and its 26 subsidiaries. Mr. Ottinger has a Bachelor of Science degree from Adelphi University.

Harold E. Schwartz serves as our Senior Vice President, General Counsel and Secretary. Mr. Schwartz joined MFA Financial, Inc. in August 2011. From 2001 to July 2011, Mr. Schwartz served as a Vice President and Senior Counsel for American Express Company, where he specialized in corporate, securities, corporate governance and mergers and acquisitions matters. From 1996 to 2000, Mr. Schwartz served as Senior Vice President, General Counsel and Secretary of Caribiner International, Inc., a business communications services and audio visual equipment rental company. Mr. Schwartz began his career working for the law firm of Schulte Roth & Zabel LLP, where he was an associate in the firm’s corporate department from 1989 to 1996. Mr. Schwartz has a J.D. from Georgetown University and an A.B. from Duke University.

Shira E. Siry serves as Senior Vice President and Assistant Secretary. Ms. Siry joined MFA Financial, Inc. in 2002. From 1998 to 2002, Ms. Siry was the Corporate Tax and Insurance Manager with O’Connor Capital Partners. Ms. Siry began her career in public accounting in 1996 with Price Waterhouse LLP (predecessor to PricewaterhouseCoopers LLP), where she specialized in corporate tax transactions involving REITs and other real estate companies. Ms. Siry has a Bachelor of Arts Degree from Ithaca College.

Sunil Yadav serves as Senior Vice President. Mr. Yadav joined MFA Financial, Inc. in 2008. From 2005 to 2007, Mr. Yadav served as a residential mortgage-backed securities trading strategist at Banc of America Securities. From 1998 to 2003, Mr. Yadav was employed as an engineer at Fermi National Accelerator Laboratory (Fermilab). From 1996 to 1998, Mr. Yadav served as a post-doctoral research scholar at the California Institute of Technology. Mr. Yadav holds a Masters of Business Administration degree from The Wharton School of the University of Pennsylvania. Mr. Yadav also holds a masters and Ph.D. in mechanical engineering from The Johns Hopkins University and an undergraduate degree in mechanical engineering from the Indian Institute of Technology (Kanpur, India).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section discusses the key features of our executive compensation program and the approach taken by the Compensation Committee of the Board in setting and determining compensation for 2013 for:

•	Stewart Zimmerman, our former Chief Executive Officer;
•	William S. Gorin, our current Chief Executive Officer (and, during 2013, our President);
•	Craig L. Knutson, our current President and Chief Operating Officer (and, during 2013, one of our Executive Vice Presidents)[1];
•	Ronald A. Freydberg, our Executive Vice President; and
•	Stephen D. Yarad, our Chief Financial Officer (collectively, our “Named Executive Officers”).

The Compensation Committee oversees the design and administration of our compensation programs and makes decisions relating to the compensation of our Named Executive Officers. The Compensation Committee intends that the compensation paid to the Named Executive Officers be consistent with our overall compensation philosophy and competitive with market practices.

2013 Performance and Compensation Committee Actions

In 2013, under the direction of senior management, MFA continued to successfully execute its investment strategy. Through its investment in both Agency and Non-Agency residential mortgage-backed securities (“MBS”), MFA delivered stockholder value from the generation of distributable income and from asset performance linked to improvement in residential mortgage credit fundamentals.

In an investment environment characterized by very low short-term rates, variable prepayment speeds and a pronounced mid-year financial market reaction to anticipated tapering of the Federal Reserve’s quantitative easing program, MFA’s metrics remained both attractive and consistent throughout the year. Metrics such as yield on interest earning assets (ranging from a low of 4.01% in the second quarter of the year to a high of 4.26% in the fourth quarter), net interest rate spread (ranging from a low of 2.24% in the third quarter of the year to a high of 2.38% in the second quarter) and debt-to-equity ratio (between 3.0x and 3.1x for all four quarters of 2013) remained relatively constant throughout 2013. As a result, MFA delivered a high single-digit return on average equity (“ROAE”) and a positive total stockholder return

[1]	Mr. Zimmerman retired as our Chief Executive Officer at the end of 2013. Mr. Gorin became our Chief Executive Officer and Mr. Knutson became our President and Chief Operating Officer, in each case effective as of January 1, 2014.

(including reinvestment of dividends) for the year well above the average of other residential finance REITs against which MFA measures its performance. These results were indicative of both the strength of MFA’s strategy, investment selections, and its execution in investing in a wider range of residential mortgage assets, including assets that benefit from exposure to positive trends in housing fundamentals.

As discussed in more detail below, the Compensation Committee, among other things, made the following decisions and took the following actions on compensation for the Named Executive Officers for 2013:

•	It determined not to use its discretionary authority to adjust the amount of the formulaically-determined annual performance-based bonus pool (the “Bonus Pool”) for Messrs. Zimmerman and Gorin, which amount was based on our achievement of pre-established ROAE targets.
•	It determined a bonus amount for Mr. Zimmerman that was substantially reduced from 2012 levels, which was based on MFA’s level of ROAE (which resulted in a smaller Bonus Pool) and reflected the evolution of his role in anticipation of his retirement at year-end.
•	It determined a bonus amount for Mr. Gorin that was modestly decreased from 2012 levels, which reflected the ROAE-driven size of the Bonus Pool partially offset by his increasing responsibilities during the course of 2013.
•	In keeping with its philosophy of pay-for-performance, it awarded a modestly higher bonus to Mr. Knutson, which was reflective of his leadership with respect to the management of our credit sensitive Non-Agency residential MBS portfolio, which was a significant driver of our performance during the year, and his increasing responsibilities during the course of 2013.
•	After undertaking a benchmarking evaluation and a review of market data, it increased Mr. Yarad’s base salary for 2013 by approximately 23% over the previous year’s level.
•	Although not impacting its 2013 compensation decisions, in connection with Mr. Zimmerman’s retirement and the promotions of Messrs. Gorin and Knutson, which became effective January 1, 2014, it undertook a broad review of the elements and design of our annual bonus program and long-term incentive award program for senior management and has begun to implement various changes to these programs for 2014.

Consideration of 2013 Advisory Vote and Management Succession on Executive Compensation

At our Annual Meeting of Stockholders held in May 2013, approximately 82% of the votes cast with respect to the say-on-pay proposal voted to approve our executive compensation for 2012. As a result of such vote, the Compensation Committee did not make significant changes to our executive compensation program for performance year 2013.

As indicated above, in connection with the management succession that took place at year-end, the Compensation Committee underbook a review of our compensation program. In connection with this review, the Compensation Committee considered the feedback of certain of its stockholders and others in structuring the elements of Messrs. Gorin’s and Knutson’s new employment agreements and the redesign of the long-term incentive award program, which were entered into and implemented in early 2014. These changes include a more formulaic approach to the determination of Mr. Gorin’s and Mr. Knutson’s annual bonus and a three-year vesting period for time-based and performance-based RSUs. For additional information regarding these and other changes to our compensation program, see “Changes to Compensation Program for 2014” on pages 33 to 35 and “Employment Contracts” on pages 47 to 51.

The Compensation Committee will continue to consider the outcome of future Say-on-Pay votes and other stockholder input, as well as available market data, in making future decisions regarding executive compensation.

Compensation Philosophy and Objectives.  Through our executive compensation programs, we seek to retain, motivate and attract top quality senior executives who are committed to our core values of excellence and integrity. The Compensation Committee’s fundamental philosophy is to closely align these compensation programs with the achievement of annual and long-term performance goals tied to our financial success and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to:

•	Retain, motivate and attract a highly-skilled senior executive team that will contribute to the successful performance of the Company;
•	Align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value consistent with appropriate levels of leverage and risk;
•	Provide compensation opportunities that are competitive within industry standards thereby reflecting the value of the executive’s particular position in the marketplace;
•	Support a culture committed to paying for performance where compensation is commensurate with the level of risk-adjusted returns that are achieved; and
•	Maintain a high degree of flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy and our prevailing business environment, as well as changing labor market dynamics.

Components of Compensation.  The Compensation Committee believes that it is important to create compensation programs that appropriately balance short-term, cash-based compensation with long-term, equity-based compensation. Our executive officer compensation program includes the following primary components:

•	Base salaries paid in cash, which are based on the scope of the executive’s role, the responsibilities associated with the position and the individual’s performance in that role, as well as competitive market practices;
•	Annual bonus awards, which are generally paid as a combination of cash and Restricted Shares and are intended to motivate and reward our short-term financial and operational performance, as well as short-term individual performance; and
•	Long-term incentive awards (“LTIA”), which are designed to support our objectives of aligning the interests of executive officers with those of our stockholders, promote value creation and long-term performance and retain executive officers.

In addition to the primary components of the executive officer compensation program, we maintain our Senior Officers Deferred Bonus Plan (the “Senior Officers Plan”). The Senior Officers Plan (a description of which can be found on pages 32 and 46), permits our executive officers to defer, at their election, up to 100% of their annual bonus compensation in the form of deferred stock units. The performance of the deferred stock units is tied to the performance of our Common Stock.

Other than the opportunity to participate in the Senior Officers Plan, we do not provide perquisites or other benefits to our Named Executive Officers beyond those provided to all of our other salaried employees.

The Compensation Committee regularly reviews and evaluates executive officer compensation levels and our compensation program. It is the Compensation Committee’s view that compensation decisions are complex and best made after a deliberative review of Company and individual performance, as well as industry compensation levels. Consistent with this view, the Compensation Committee annually assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position, role and responsibilities within MFA.

Use of Peer Groups.  The Compensation Committee benchmarks from time to time the compensation levels and practices relating to our Named Executive Officers and other executive officers against industry-based compensation levels and practices, and in this regard during 2013 the Compensation Committee, with the assistance of its independent compensation consultant, FTI Consulting, Inc. (“FTI Consulting”), undertook a benchmarking analysis with respect to the compensation levels and practices of its Named Executive Officers. While it is the Compensation Committee’s goal to provide compensation opportunities that reflect Company and individual performance and that are competitive within industry standards, the Compensation Committee has not established, nor does it seek to establish, a specific target market position for executive officer pay levels, as pay practices and compensation levels among participants in our industry can vary significantly from one year to the next such that the use of a specific target market position would not necessarily reflect the Compensation Committee’s assessment of performance as the primary driver of pay levels.

During the last quarter of 2013, the Compensation Committee, with the assistance of FTI Consulting, undertook a broad review of MFA’s peer group. The Compensation Committee believes that during the past several years it has had the difficult challenge of developing a peer group for executive compensation purposes in the residential mortgage REIT sector because a large number of companies in the sector are or have become externally advised and as a result, these companies have few, if any, employees that are compensated directly by the REIT. Rather, such persons’ compensation is paid by the external manager of the REIT, and as a result, the REIT itself is required to disclose little to no compensation information regarding its executives. As a result, the Compensation Committee believes that any peer group for compensation purposes that is comprised solely of residential mortgage REITs is too small a group to provide meaningful comparative information. Because of the limited compensation information available for mortgage REITs, the Compensation Committee has, in consultation with FTI Consulting, developed two peer groups: (i) one for executive compensation purposes, which goes beyond solely that of mortgage REITs to also include a number of other real estate-focused finance companies in both the residential and commercial sectors, the executives of which are required to have similar skills and experience as the executives of MFA, including the evaluation of credit risk and allocation of capital (which are skills required in connection with the evaluation of Non-Agency residential MBS), and (ii) one for the comparison of company performance, which includes both internally-managed and externally-advised firms in the residential finance REIT sector with whom we compete for investment opportunities and investing dollars.

With the above in mind, for purposes of benchmarking executive officer compensation, the Compensation Committee reviewed compensation levels and practices at the following companies:

Arlington Asset Investment Corp.	NewStar Financial, Inc.
Capstead Mortgage Corporation	NorthStar Realty Finance Corporation
CYS Investment, Inc.	Ocwen Financial Corporation
Dynex Capital, Inc.	PennyMac Financial Services, Inc.
iStar Financial Inc.	RAIT Financial Trust
Nationstar Mortgage Holdings, Inc.	Redwood Trust, Inc.
New York Mortgage Trust, Inc.	Walter Investment Management Corp.

In comparing our total stockholder return and other measures of company performance, the Compensation Committee evaluated the following companies:

AG Mortgage Investment Trust, Inc.
American Capital Agency Corp.
American Capital Mortgage Investment Corp.
Annaly Capital Management, Inc.
Anworth Mortgage Asset Corporation
Apollo Residential Mortgage, Inc.
Arlington Asset Investment Corp.
Armour Residential REIT, Inc.
Capstead Mortgage Corporation
CYS Investments, Inc.
Dynex Capital, Inc.	Hatteras Financial Corp.
Impac Mortgage Holdings, Inc.
Invesco Mortgage Capital Inc.
Javelin Mortgage Investment Corp.
New York Mortgage Trust Inc.
PennyMac Mortgage Investment Trust
Redwood Trust, Inc.
Two Harbors Investment Corp.
Walter Investment Management Corp.
Western Asset Mortgage Capital Corp.
ZAIS Financial Corp.

Among other things, the Compensation Committee reviewed the peers’ respective total stockholder return, level of leverage utilized to achieve such return and overhead expense as a percentage of equity. Despite a decrease in absolute asset yields during what continues to be a prolonged period of very low interest rates, MFA continued to generate a high single-digit ROAE during 2013 using a similar amount of leverage as in past years and lower leverage than our peers.

Key Elements of Compensation.

As indicated above, the compensation of our Named Executive Officers is comprised of three principal elements, summarized in the following chart:

Element	Key Features	Purpose
Base Salary	- Levels set periodically based on scope of the executive’s role, responsibilities of the position, individual performance and competitive market practices	- Provides a base level of guaranteed compensation
- Annual discretionary increases may be considered based on performance and other factors
- Our former CEO, Mr. Zimmerman, received a portion of his base salary in a grant of fully vested Restricted Shares
Annual Incentives

-

For 2013, for Messrs. Zimmerman and Gorin, based on the annual performance-based Bonus Pool determined by achievement of specified ROAE targets, subject to upward or downward discretionary adjustment of up to 30%

- Provides an incentive to achieve annual financial and individual performance goals
	- For 2013, for Messrs. Knutson, Freydberg and Yarad, based on a discretionary determination of performance	- Portion delivered in Restricted Shares to ensure that annual performance is sustained over time, further align interests with stockholders and encourage retention
- Typically delivered in a mix of cash and Restricted Shares, which, for 2013, vest over a three-to four-year period
- For 2013, delivered to Mr. Zimmerman solely in cash in light of retirement at year-end
Long-Term Incentive Awards	- Periodic grants of stock-based awards with multi-year vesting requirements	- Provide long-term incentives tied to stock price

Element	Key Features	Purpose
	- Available types of awards include stock options, Restricted Shares, RSUs, DERs and other stock-based awards	- Further aligns interests with stockholders and encourages retention
- Vesting may be time-based or performance-based
- For 2013, only grants that were made were of RSUs pursuant to the terms of the then-current employment agreements of Messrs. Gorin, Knutson and Freydberg

The following discussion provides additional explanation about each of these elements.

Base Salary.  We provide the Named Executive Officers with annual base salaries to provide them with a base level of guaranteed compensation for their services provided during the term of their employment. The Compensation Committee periodically establishes the level of base salary through mutual agreement with the executive. From time to time, the Compensation Committee has reviewed market analyses and considered the advice of its independent compensation consultant, FTI Consulting, in setting base salaries.

As had been the case, since 2006, we provided a portion of Mr. Zimmerman’s salary during 2013 in a grant of vested shares of Common Stock that are subject to certain restrictions on transfer. The Compensation Committee believed that paying a portion of Mr. Zimmerman’s base salary in shares further aligned his interests with those of our stockholders.

Consistent with the Compensation Committee’s overall philosophy, the compensation programs for the Named Executive Officers are expected to continue to emphasize incentive compensation over base salary (other than for Mr. Freydberg and Mr. Yarad, who do not have management responsibility for investment strategy, asset selection or other “top line” functions). However, the Compensation Committee does not have a pre-set mix or target of base salary to incentive compensation awards for the Named Executive Officers.

Annual Incentives.  In recent years, including 2013, we have had two types of annual incentive programs for our Named Executive Officers:

•	Certain Named Executive Officers participated in the performance-based Bonus Pool (for 2013, Messrs. Zimmerman and Gorin), which focused on the achievement of specified pre-established ROAE targets; and
•	The other Named Executive Officers (for 2013, Messrs. Knutson, Freydberg and Yarad) were eligible for a discretionary annual incentive award based on a subjective assessment by the Compensation Committee, in consultation with our CEO, of MFA’s annual performance and the annual performance of each individual executive.

While the 2013 Bonus Pool amounts were based on the achievement of pre-established ROAE targets as discussed further below, its structure also provided the Compensation Committee with considerable discretion to establish the final funding level for the pool and determination of individual awards in a manner consistent with our compensation philosophy and objectives.

For purposes of the 2013 Bonus Pool, ROAE was calculated for the 12-month period from December 1, 2012 through November 30, 2013. This timing allowed us to complete our awards before the end of the calendar year. We calculated ROAE for this period as the 12-month GAAP net income (calculated using the same principles as used in our consolidated audited financial statements) excluding depreciation, merger expenses, gains/losses on asset sales and impairment charges, divided by the average stockholder equity before (i) goodwill and (ii) preferred stockholders’ equity. The Compensation Committee evaluated various measures and factors of performance in developing this structure and, in its view, ROAE was determined to be a strong indicator of our overall performance and value creation for stockholders. Further, we have calculated and reported on ROAE as a performance metric on a consistent basis since our inception in 1998.

During the past several years (including 2013), the aggregate amount of the Bonus Pool could range from $750,000 to $6.3 million or more based upon our achievement of specified ROAE targets ranging from less than 4.5% to 18% or more during the 12-month period from December 1st to November 30th. After the amount of the Bonus Pool was formulaically determined based on the level of ROAE achieved, the Compensation Committee would then have the discretion to adjust the resulting amount upward or downward by as much as 30% based upon its assessment of certain factors, as discussed below.

In determining whether to use its discretion to increase or decrease the amount of the Bonus Pool, the Compensation Committee would assess certain factors that it considers important to our business, including our leverage, share price performance relative to the S&P Financial Index or other relevant indices, share price performance relative to our peer group, our total stockholder return (share price change plus dividends), and our other asset management activities, as well as the role, responsibilities and individual performance of the executives participating in the Bonus Pool. The Compensation Committee is of the view that its ability to make a discretionary adjustment to the size of the Bonus Pool was an important feature of the pool as it preserved the Compensation Committee’s authority to exercise its judgment to increase or decrease the size of the pool based on its evaluation of management’s anticipation of, and responses to, macroeconomic and general business conditions affecting our business during the course of a given year.

The Compensation Committee allocated the aggregate Bonus Pool as annual incentive awards between Messrs. Zimmerman and Gorin based on the Compensation Committee’s subjective assessment of each executive’s performance and contribution during the performance year.

The following table shows the ROAE formula for the aggregate Bonus Pool (including that which was used in 2013), subject to an upward or downward discretionary adjustment by the Compensation Committee of up to 30%:

ROAE Targets	Bonus Pool Range
Less than 4.5%	$750,000	—
4.5% – 5%	750,000	$950,000
5% – 6%	950,000	1,150,000
6% – 7%	1,150,000	1,350,000
7% – 8%	1,350,000	1,800,000
8% – 9%	1,800,000	2,250,000
9% – 10%	2,250,000	2,700,000
10% – 11%	2,700,000	3,150,000
11% – 12%	3,150,000	3,600,000
12% – 13%	3,600,000	4,050,000
13% – 14%	4,050,000	4,500,000
14% – 15%	4,500,000	4,950,000
15% – 16%	4,950,000	5,400,000
16% – 17%	5,400,000	5,850,000
17% – 18%	5,850,000	6,300,000
18% or more	Minimum of $6,300,000 (subject to the discretionary adjustment of the Compensation Committee)

For the Named Executive Officers other than our CEO, the Compensation Committee, typically in consultation with the CEO, determines annual incentive awards in its discretion based upon its subjective assessment and evaluation of MFA’s annual performance and the annual performance of the executive. No specific pre-set target level is established. The Compensation Committee believes that a discretionary incentive opportunity for these Named Executive Officers provides the Compensation Committee with flexibility in assessing and rewarding annual performance and individual contributions in light of prevailing market conditions.

The Compensation Committee typically delivers a portion of the annual incentive awards to the Named Executive Officers in cash and a portion in an award of Restricted Shares under our 2010 Equity Compensation Plan; however, it has under certain circumstances paid the annual incentive award solely in cash. To the extent so awarded, the Restricted Shares are typically subject to a multi-year vesting period (generally, three to four years). The Compensation Committee believes that deferring a portion of the annual incentive award over a multi-year period in Restricted Shares guards against unnecessary risk taking by linking a meaningful portion of the annual incentive value to future stock price performance over several years. The vesting conditions for the Restricted Shares also help to encourage retention of the Named Executive Officers. The Restricted Shares awarded to the Named Executive Officers (other than Mr. Yarad) are also subject to stock retention and ownership requirements, further aligning the interests of these executives with the long-term interests of our stockholders. See “Other Features of Our Executive Compensation Program” below for additional discussion about our stock retention and ownership requirements.

For 2013, the Compensation Committee made the decision to pay Mr. Zimmerman’s annual incentive award entirely in cash in light of Mr. Zimmermann’s retirement from the Company at year-end.

Long-Term Incentive Awards.  Under our 2010 Equity Compensation Plan, which was most recently approved by our stockholders at our Annual Meeting of Stockholders held in May 2010, the Compensation Committee has available to it a portfolio of equity compensation vehicles, including stock options, Restricted Shares, RSUs, DERs and other stock-based awards. The Compensation Committee has used this incentive compensation program in the past to periodically award Named Executive Officers with stock options, RSUs and DERs as long-term incentives. The Compensation Committee has also, on occasion, granted Restricted Shares in connection with entering into or extending the term of employment agreements or arrangements. The Compensation Committee makes these awards in its discretion without any pre-set target levels. In determining LTIA awards, the Compensation Committee considers the advice of its compensation consultant.

2013 Compensation Decisions.  The following discussion addresses the actions taken by the Compensation Committee during 2013 regarding the base salary, annual incentives and long-term equity awards for the Named Executive Officers.

Base Salary.  The Compensation Committee took no actions to adjust base salaries for the Named Executive Officers during 2013 except for Mr. Yarad, whose base salary was increased from $357,000 to $440,000 after a review of relevant market data, including a benchmarking evaluation, and his 2012 performance. The Compensation Committee believes that the annual base salary paid in 2013 to each of the Named Executive Officers appropriately reflected the scope of the role and responsibilities of the applicable position, individual performance and experience and competitive market practices. The annual base salary for each of the Named Executive Officers during 2013, was as follows:

	2013 Base Salary
	Cash	Stock Grant
Stewart Zimmerman	$900,000	$100,000
William S. Gorin	$800,000	—
Craig L. Knutson	$450,000	—
Ronald A. Freydberg	$750,000	—
Stephen D. Yarad	$440,000	—

In connection with his promotion to President and Chief Operating Officer, Mr. Knutson’s base salary was increased to $700,000 per annum effective January 1, 2014.

Annual Incentives

Messrs. Zimmerman and Gorin.  For the Bonus Pool calculation, our ROAE for the 12 months ended November 30, 2013, was 9.655% and, in accordance with the terms of Messrs. Zimmerman and Gorin’s employment agreements, the 2013 Bonus Pool could range from $2,250,000 to $2,700,000 (subject to the discretionary adjustment of the Compensation Committee).

Based upon their assessment and evaluation, the Compensation Committee set the amount of the Bonus Pool at $2,700,000. The Compensation Committee determined not to exercise its discretion to make any upward or downward adjustment to the Bonus Pool from the amount determined by reference to the ROAE formula described above. In determining to set the 2013 Bonus Pool at $2,700,000, the Compensation Committee took into consideration the relevant factors impacting our 2013 financial performance, including a strategy of using less leverage than many other financial institutions and mortgage REITs, the execution of our asset allocation strategy, our total stockholder return of approximately 5.35% (assuming reinvestment of dividends) during the 12 months ended November 30, 2013, the comparative financial performance of industry peers and the individual performance of Messrs. Zimmerman and Gorin (individually and collectively).

The Compensation Committee then considered each executive’s contributions to our 2013 financial results and other individual accomplishments in determining individual bonuses.

The specific key factors considered by the Compensation Committee for each executive were as follows:

•	As our Chief Executive Officer, Mr. Zimmerman was involved in overall corporate and investment management oversight and the execution of our management succession, which took place at year-end.
•	As our President, Mr. Gorin was actively involved in the successful implementation of the investment and financing strategies, was instrumental in successfully establishing and executing our 2013 business plan, and exhibited key leadership skills in addressing overall corporate and investment management oversight.

Based on this review, the Compensation Committee determined the following bonus levels for Mr. Zimmerman and Mr. Gorin:

	Cash Bonus	Restricted Shares
		Shares	Value	Total Bonus
S. Zimmerman	$1,200,000	—	$—	$1,200,000
W. S. Gorin	1,125,000	52,669	375,000	1,500,000

As indicated above, in light of Mr. Zimmerman’s retirement from the Company at year-end and his contemporaneous resignation from our Board, the Compensation Committee awarded Mr. Zimmerman’s 2013 annual bonus solely in cash, as the rationale for tying Mr. Zimmerman’s performance to that of our stockholders had become less compelling and also because he would continue to own a significant amount of our stock that remained restricted from sale or transfer for a period of time following his retirement.

The Restricted Shares awarded to Mr. Gorin vest ratably over four years, with approximately 6.25% of the shares vesting on the last business day of each calendar quarter beginning with the quarter ended March 31, 2014, and ending with the quarter ending December 31, 2017. Dividends on Mr. Gorin’s Restricted Shares accrue during the restriction period and are paid in full only on the vesting date of the applicable shares.

Mr. Knutson.  As identified above, for 2013, Mr. Knutson was eligible to receive an annual performance bonus in such amount as approved by the Compensation Committee. In determining the amount of Mr. Knutson’s annual performance bonus for 2013 the Compensation Committee considered, among other factors, our ROAE for the 12-month period ended November 30, 2013. In addition, the Compensation Committee also assessed, among other things, our leverage strategy, our share price performance relative to the S&P Financial Index, our share price performance relative to our peer group, our total stockholder return, as well as Mr. Knutson’s individual performance, including his increased management responsibilities in anticipation of his promotion following year-end. Taking the assessment of these factors into account, the Compensation Committee determined to award Mr. Knutson an annual incentive bonus of $1,800,000. In determining the ultimate amount of Mr. Knutson’s bonus, the Compensation Committee took into account Mr. Knutson’s role in leading the successful management and asset selection of our credit sensitive Non-Agency MBS portfolio, on which credit fundamentals improved during 2013 due to strong home price appreciation and loan amortization for many of the mortgages underlying the portfolio.

Of the annual incentive compensation of $1,800,000 awarded to Mr. Knutson for 2013, he received a payment of $1,350,000 in cash and $450,000 in the form of 63,203 Restricted Shares that vest ratably over four years, with approximately 6.25% of the shares vesting on the last business day of each calendar quarter beginning with the quarter ended March 31, 2014, and ending with the quarter ending December 31, 2017. Dividends on these Restricted Shares accrue during the restriction period and are paid in full only on the vesting date of the applicable shares.

Mr. Freydberg.  Under the terms of his former employment agreement, Mr. Freydberg was eligible to receive an annual performance bonus in such amount as approved by the Compensation Committee after receiving the input of our CEO. Annual incentive compensation for Mr. Freydberg is based upon subjective assessments and evaluation of MFA’s annual performance and his individual performance. After receiving the input of Mr. Zimmerman, the Compensation Committee recommended, and the Board approved an annual incentive bonus of $260,000 for 2013, all of which was paid in cash. As one of our Executive Vice Presidents, Mr. Freydberg successfully performed the functions of head of agency MBS funding and head of information systems and operations in 2013.

Mr. Yarad.  Mr. Yarad is eligible to receive an annual performance bonus in such amount as approved by the Compensation Committee after receiving the input of our CEO. Annual incentive compensation for Mr. Yarad is based upon subjective assessments and evaluation of MFA’s annual performance and his individual performance. After receiving the input of Mr. Zimmerman, the Compensation Committee recommended, and the Board approved an annual incentive bonus of $268,000 for 2013, of which $216,000 was paid in cash and $52,000 was paid in the form of 7,304 Restricted Shares that vest annually in 25% increments on December 12, 2013, 2014, 2015 and 2016. Dividends are paid currently on Mr. Yarad’s vested and unvested Restricted Shares. The decision to increase Mr. Yarad’s bonus as compared to that which he was awarded for 2012 was made based on, among other things, his efforts in directing the activities performed by our finance and accounting staff in support of our business activities, including his contributions in upgrading the process by which we determine our taxable income under the rules and regulations applicable to REITs, as well as overall company performance.

*****

The vesting conditions for the Restricted Shares delivered as part of the 2013 annual incentive awards vary between Messrs. Gorin and Knutson, and Mr. Yarad, which is primarily a reflection of the terms each individual’s respective employment contract (in the case of Messrs. Gorin and Knutson) or applicable equity award agreement (in the case of Mr. Yarad).

Other Elements of Compensation.  The following briefly summarizes the other elements of compensation that we provide to our Named Executive Officers beyond salary, annual incentives and long-term equity awards.

Deferred Compensation and Retirement Benefits.  In 2002, the Board adopted the Senior Officers Plan, which gives executive officers the ability to elect to defer up to 100% of their annual cash incentive compensation. Amounts deferred under this plan are subject to a five-year deferral period and can be paid in a lump sum or in installment payments at the termination of the deferral period. The Senior Officers Plan is intended to provide executive officers with an opportunity to defer certain compensation. Amounts deferred under the plan are considered to be converted into “stock units” of MFA, which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts, together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. Prior to the time that the deferred accounts are settled, participants are unsecured creditors.

The Named Executive Officers are also eligible to participate in our tax qualified retirement savings plan (the “401(k) Plan”) under which all full time employees, subject to certain restrictions, are able to contribute compensation up to the limit prescribed by the Internal Revenue Service on a before tax basis. We match 100% of the first 3% of eligible compensation deferred by our employees and 50% of the next 2%, subject to a maximum ($10,000 for 2013) as provided by Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). We have elected to operate this plan under applicable safe harbor provisions of the Code, whereby, among other things, we must make contributions for all participating employees, and all matches contributed by us vest immediately.

Limited Perquisites and Other Benefits.  In general, the Compensation Committee provides limited perquisites and other benefits to the Named Executive Officers. We do not reimburse the Named Executive Officers for automobiles, clubs, financial planning or items of a similar nature. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to Named Executive Officers in light of market practices and within the context of the total compensation program. No actions were taken during 2013 regarding perquisites.

The Named Executive Officers are eligible to participate in our employee health and welfare benefit programs that are generally available to all employees. Further, in accordance with the Code of Conduct, we do not make any loans to, or guarantee any personal loans of, any of our employees, including the Named Executive Officers.

Changes to Compensation Program for 2014

As indicated above in “Consideration of 2013 Advisory Vote and Management Succession on Executive Compensation,” during the latter part of 2013 the Compensation Committee, with the assistance of its independent consultant, FTI Consulting, undertook a broad review of our executive compensation program, which was driven principally by the management succession that took place with the retirement of Mr. Zimmerman at the end of 2013 and the promotions of Messrs. Gorin and Knutson, effective January 2014. Using publicly available information, as well as other information provided by FTI Consulting, the Compensation Committee reviewed the level of compensation for our executive officers and the structure and design of our executive compensation programs.

As a result of this review the Compensation Committee began to implement several significant modifications to our executive compensation programs, principally relating to the methodology for determining the annual bonus for each of Mr. Gorin and Mr. Knutson and the redesign of our LTIA program for all executive officers. Although these changes did not go into effect until early 2014 and had no impact on the Compensation Committee’s 2013 compensation decisions, we have summarized them below so that stockholders may consider them as they evaluate our executive compensation program.

•	Increased reliance on formulaic approach to determine annual bonus. Under the terms of Mr. Gorin’s and Mr. Knutson’s new employment contracts, which were entered into in January 2014, 75% of each executive’s “target” annual incentive bonus is tied to a formula based on our ROAE relative to a target (“ROAE Target”) that is the greater of (A) the sum of (i) the average weekly interest rate on the 2-Year U.S. Treasury note (the “2-Year Treasury Rate”) and (ii) 400 basis points or (B) 8%; provided that the ROAE Target shall not exceed 10%.

The remaining 25% of Mr. Gorin’s and Mr. Knutson’s target annual bonus will be based on the Compensation Committee’s assessment of the Company’s and the executive’s individual performance for the year based upon a variety factors that the Compensation Committee deems relevant or appropriate, including, among others:

t	relative and total stockholder return;
t	leverage strategy relative to other similarly situated companies as well as relative to our own business plan;
t	overall management of risk and asset selection in generating our returns; and
t	the achievement of individual goals and objectives approved by the Compensation Committee.

Under Mr. Gorin’s prior employment contract, his bonus was based on a discretionary allocation from the Bonus Pool that he participated in with Mr. Zimmerman, with the amount of the Bonus Pool being subject to a certain amount of discretion on the part of the Compensation Committee. Under Mr. Knutson’s prior employment contract, his bonus was determined in the discretion of the Compensation Committee.

•	Limitation on maximum annual bonus. Under the terms of Mr. Gorin’s and Mr. Knutson’s new employment contracts, the maximum bonus that each may receive in any year, regardless of Company or individual performance is 200% of the executive’s “target” annual bonus. Mr. Gorin’s target annual bonus is 2.81 times his base salary (for 2014, $800,000 per year), and Mr. Knutson’s target annual bonus is 2.57 times his base salary (for 2014, $700,000 per year). Based on their respective current base salaries, Mr. Gorin’s maximum annual bonus is $4.5 million and Mr. Knutson’s maximum annual bonus is $3.6 million. The terms of their employment contracts provide for no minimum bonus that they are entitled to receive.
•	Increasing amounts of Restricted Shares as level of bonus increases. Under the terms of Mr. Gorin’s and Mr. Knutson’s new employment contracts, payment of their annual bonus will be made in cash up to an amount of their respective base salaries. Any bonus awarded in excess of their respective base salaries will be awarded 50% in cash and 50% in the form of fully-vested Restricted Shares that will be subject to a three-year holding period after grant.
•	No Increase to Base Salary of New CEO. To give further weight to incentive-based compensation, the Compensation Committee did not increase Mr. Gorin’s base salary ($800,000 per annum) upon his promotion to CEO. Mr. Gorin’s base salary is less than that of Mr. Zimmerman’s, his predecessor in the CEO role.
•	Three-year cliff vesting for RSU grants. Subject to exceptions in certain circumstances, new grants of RSUs generally cliff vest after three years for all participants in the LTIA program and will be forfeited to the extent the participant leaves the employ of MFA prior to vesting.
•	Three-year performance period for PRSUs. With respect to grants of PRSUs, the number of PRSUs that will vest will be subject to our achievement of a level of total stockholder return (“TSR”) relative to an 8% per annum simple TSR for the three-year performance period beginning on January 1 of the year of grant, with the “target” amount of PRSUs vesting if simple TSR of 8% per annum is achieved during such three-year period. There is no minimum number of PRSUs that may vest, and the maximum number of PRSUs that may vest in connection with any grant is 200% of the target amount.
•	No DERs payable on PRSUs during performance period. DERs will not be paid in respect of PRSUs during the three-year performance period. Rather, DERs will accrue during the performance period, and to the extent that that the underlying PRSUs vest, an amount equal to the accrued DERs related to the vested PRSUs will be paid to the participant in the form of additional shares of common stock at the completion of the performance period.

•	Forfeiture of PRSUs and DERs by Messrs. Gorin, Knutson and Freydberg. In connection with the negotiation of their respective new employment agreements, in January 2014, Messrs. Gorin, Knutson and Freydberg forfeited (i) all outstanding, unvested PRSUs granted to them in July 2011, 2012 and 2013 under their respective prior employment agreements (which PRSUs were subject to pro rata vesting based on our achievement of at least a 10% TSR during the 12-month period prior to vesting) and (ii) all DERs associated with any outstanding PRSUs. The executives also forfeited (x) their rights to receive PRSUs that would have been granted to them in July 2014 under the terms of their respective prior employment agreement and (y) the previously-granted DERs associated with these PRSUs.

The Compensation Committee believes that each of these changes will more closely align the interests of our senior management team with that of our stockholders. In particular, the Compensation Committee believes that the annual incentive bonus structure establishes a performance threshold at an appropriate level, which can vary between 8% and 10% depending on prevailing interest rates, to incent senior management to achieve attractive investment returns for MFA without exposing us to inappropriate risks. In addition, the Compensation Committee believes that the use of a performance target that varies from year to year provides a flexible approach that creates appropriate incentives for management in differing interest rate environments. With respect to the changes to the LTIA program, the Compensation Committee believes that the lengthening of the performance period creates a stronger link between the interests of our executive officers with those of our stockholders by having a significant portion of our executive officers’ compensation tied to value creation over a longer-term period.

Specific information regarding Mr. Gorin’s and Mr. Knutson’s employment contracts, including the structure of and potential payouts under their respective annual incentive bonus arrangements and the structure of the redesigned LTIA program (which, although discussed in the context of Messrs. Gorin and Knutson, is similar for all executive officers) can be found under “Employment Contracts” on pages 47 to 51.

Other Features of Our Executive Compensation Program

Use of Employment Agreements.  We have historically used written employment agreements with certain of our executive officers to evidence our mutual understanding regarding the key terms of employment, including the employment term, level of base salary, other elements of compensation, reasons for termination of employment before the end of the term, severance payments and post-employment covenants. At present, we have written employment agreements with five executive officers; however, only Messrs. Gorin’s and Knutson’s employment agreements have terms that extend beyond one year. The Compensation Committee believes that the use of employment agreements for each of Messrs. Gorin, Knutson and Freydberg helps the Company to retain key personnel responsible for the execution of MFA’s strategies and the management of its operations and provides certain protections for MFA in the form of covenants restricting post-termination employment and solicitation of our employees. Although the Compensation Committee has used written employment agreements to provide the Company and certain of its executives with certainty regarding the terms of employment and to encourage stability of key management, the Compensation Committee periodically discusses their merit in achieving these objectives and may, in its discretion, determine not to use written employment agreements in the future for certain or all of our employees. For additional details regarding the employment agreements of Messrs. Gorin, Knutson and Freydberg, including the circumstances in which severance is payable and the amount of such severance benefits, see “Employment Contracts” on pages 47 to 51 and “Potential Payments upon Termination of Employment or Change in Control” on pages 51 to 54 of this Proxy Statement.

The Compensation Committee believes that the written employment agreements have been responsibly structured, including as follows:

•	Employment terms of reasonable length;
•	Severance arrangements individually tailored for each executive depending on his role and for the applicable termination scenario; and

•	No tax gross-up payments, and a cutback of any “golden parachute” payments in case of a change in control to the extent necessary to avoid any golden parachute excise taxes.

Clawback Policy.  We have a policy pursuant to which we seek to recover, to the extent practicable and as may be permitted by applicable law, incentive compensation payments that were paid or awarded to our executive officers and certain other members of management when:

•	the payment of such compensation was based on the achievement of financial results that were subsequently the subject of a material restatement; and
•	in the Board’s view, the employee engaged in fraud or misconduct that caused or partially caused the need for the restatement, and a smaller amount would have been paid to the employee based on our restated financial results.

Further, Dodd-Frank, which was signed into law in 2010, requires the SEC to promulgate rules to add additional clawback requirements, and we will take appropriate steps to implement the final requirements under this or other applicable legislation or regulation.

We also have included in Messrs. Gorin’s, Knutson’s and Freydberg’s respective employment agreements, as well as in the RSU award agreements relating to awards made to certain employees in January 2014, provisions requiring the forfeiture of unvested awards and permitting the recoupment of the after-tax value of vested awards in the event that that employee breaches certain covenants regarding, among other matters, confidentiality of Company information and solicitation of employees for a period of time after termination of employment.

Stock Retention and Ownership Requirements.  Equity awards received by certain of our Named Executive Officers are subject to a stock retention and ownership policy intended to further encourage significant long-term share ownership. Messrs. Zimmerman, Gorin, Knutson and Freydberg are not permitted to sell or otherwise transfer shares received from equity awards granted pursuant to their employment agreements during the executive’s employment or for a period of six months following the termination of the executive’s employment, unless the value of the executive’s stock holdings in us exceeds a specified multiple of the executive’s annual base compensation (five times in the case of Messrs. Zimmerman and Gorin; four times in the case of Messrs. Knutson and Freydberg).

Anti-Hedging Policy.  Our Insider Trading Policy prohibits our employees from engaging in short sales or in transactions in puts, calls or other derivative securities on an exchange or in any other organized market. In addition, we prohibit our employees from engaging in other forms of hedging transactions, such as zero cost collars and forward sale contracts.

Advice from Independent Compensation Consultant.  Periodically since 2005, the Compensation Committee has retained an independent compensation consultant to assist the Compensation Committee in reviewing the competitiveness of its executive compensation program, considering the overall design of the compensation program and providing compensation advice independent of company management. During 2013 the Compensation Committee directly retained FTI Consulting, a nationally-recognized compensation consulting firm, in this role. FTI Consulting met with the Compensation Committee in executive session and provided assistance to the Compensation Committee with respect to the following: (i) a benchmarking review of peer company executive compensation; (ii) the awards of 2013 annual incentive compensation; (iii) evaluating the elements and design of various aspects of our compensation program in light of current executive compensation practices for companies in our industry and public companies more generally; (iv) structuring and designing the new employment arrangements with Messrs. Knutson and Gorin, which were entered into in January 2014; and (v) structuring and designing a new LTIA program for our executive officers for 2014 and thereafter.

Under the terms of its engagement, FTI Consulting does not provide any other services to us, except as may be pre-approved by the Chair of the Compensation Committee.

Compensation Committee Conflicts of Interest Analysis.  The Compensation Committee assessed the independence of FTI Consulting pursuant to the factors set forth in its Charter and Rule 10c-1(b)(4) under the Securities Exchange Act of 1934, as amended. Based on this assessment, the Compensation Committee concluded that FTI Consulting’s work for the Board of Directors did not raise any conflicts of interest.

Use of Tally Sheets.  The Compensation Committee periodically examines the components of our compensation programs offered to the Named Executive Officers, including, among other things, base salary, annual incentives, equity and long-term compensation, accumulated (realized and unrealized) gains on stock options and payments on DERs, the dollar value (and the cost to us) of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the Senior Officers Plan and the actual projected payout obligations under several potential severance and change in control scenarios. In connection with such review, a compensation tally sheet setting forth these components of our executive compensation program provided to each Named Executive Officer typically is prepared and reviewed by the Compensation Committee for this purpose.

Role of Executive Officers in Compensation Decisions.  The Compensation Committee, which is comprised entirely of independent directors, makes recommendations to the independent directors of the Board on all compensation decisions relating to our CEO and determines and approves all compensation decisions related to our other Named Executive Officers. When making compensation recommendations for Named Executive Officers other than the CEO, the Compensation Committee will typically seek and consider the advice and counsel of the CEO, given his direct day-to-day working relationship with these senior executives. Taking this feedback into consideration, the Compensation Committee engages in discussions and makes final determinations related to compensation paid to the Named Executive Officers. All decisions regarding the compensation of our CEO are ratified and confirmed independently by the independent directors of the Board.

Deductibility of Executive Compensation.  Section 162(m) of the Code provides that compensation paid to a public company’s chief executive officer and to its other three most highly compensated officers, excluding the chief financial officer, will be deductible for tax purposes up to $1 million, unless the compensation qualified as “performance-based compensation.” In this regard, stock option grants under our 2010 Equity Compensation Plan will generally be intended to qualify as “performance-based compensation,” and the Compensation Committee has the authority to structure other awards under the 2010 Equity Compensation Plan with performance-based conditions that may qualify as “performance-based compensation.” The Compensation Committee may, however, and often does, authorize payments to executives that may not be fully deductible if it believes such payments are in our interests.

Compensation Risk Considerations

The Compensation Committee monitors the risks and rewards associated with our compensation programs and considers, in establishing our compensation programs, whether these programs encourage unnecessary or excessive risk taking.

The Compensation Committee designs our compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the long-term.

With respect to the primary elements of our compensation programs, we use a number of practices designed to help mitigate unnecessary risk taking, including:

•	annual base salaries for all employees, including the Named Executive Officers, are fixed in amount and determined or approved in advance by the Compensation Committee and/or the Board;
•	annual incentive compensation, which for 2013 was discretionary and subjectively determined for all employees (including for those executives participating in the Bonus Pool, the size of which was subject to significant discretion by the Compensation Committee — although not exercised in determining the size of the 2013 Bonus Pool), is determined or approved in advance by the Compensation Committee and/or the Board and is typically paid in a combination of cash and, time-vesting equity compensation, such as Restricted Shares, subject to forfeiture, in certain instances, upon termination of service; and
•	long-term incentive compensation is determined or approved in advance by the Compensation Committee and/or the Board and is typically time-vesting and/or performance-vesting equity compensation subject to forfeiture, in certain instances, upon termination of service and, in certain cases, subject to retention requirements.

With respect to the performance-based Bonus Pool used in 2013 for certain of the Named Executive Officers, mitigating factors included in this compensation structure consisted of:

•	the Compensation Committee’s right to apply, in any given year, the discretionary adjustment to adjust the aggregate Bonus Pool downward in any year by as much as 30% based upon its assessment of certain company-related, market-related and individual performance factors; and
•	the allocation of the Bonus Pool among its participants was based on the subjective evaluation of their leadership and performance by the Compensation Committee, thereby affording the Compensation Committee the discretion to allocate the amounts in the Bonus Pool based on its evaluation of an individual participant’s risk taking.

After reviewing and discussing our compensation programs and practices with the Compensation Committee, we believe that our compensation programs for 2013 were appropriately balanced, did not motivate or encourage unnecessary or excessive risk taking and did not create risks that were reasonably likely to have a material adverse effect on us.

Report of the Compensation Committee

While MFA Financial, Inc.’s management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on such review and discussions, the Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Robin Josephs, Chair
Stephen R. Blank
James A. Brodsky
Alan L. Gosule

The foregoing Compensation Committee Report shall not be deemed under the Securities Act of 1933, amended, or the Securities Exchange Act of 1934, as amended, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the Securities and Exchange Commission, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the compensation of our Named Executive Officers for the years ended December 31, 2013, 2012 and 2011.

Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(1)(4)(5)(6)	All Other Compensation ($)(7)	Total ($)
S. Zimmerman Former Chairman and Chief Executive Officer(2)	2013	$900,000	$1,200,000	$103,334	$272,700	$2,476,034
	2012	900,000	1,750,000	1,027,370	185,950	3,863,320
	2011	900,000	1,450,000	648,866	189,250	3,188,116
W. S. Gorin President(2)	2013	800,000	1,125,000	523,741	152,000	2,600,741
	2012	800,000	1,120,000	620,029	105,200	2,645,229
	2011	800,000	1,150,000	1,072,587	106,800	3,129,387
C. L. Knutson Executive Vice President(2)	2013	450,000	1,350,000	549,129	10,000	2,359,129
	2012	450,000	1,176,000	643,475	10,200	2,279,675
	2011	437,500	1,000,000	781,696	9,800	2,228,996
R. A. Freydberg Executive Vice President	2013	750,000	260,000	39,666	152,000	1,201,666
	2012	750,000	330,400	195,838	105,200	1,381,438
	2011	750,000	300,000	252,693	106,800	1,409,493
S. D. Yarad Chief Financial Officer	2013	440,000	216,000	52,004	10,000	718,004
	2012	357,000	185,850	61,729	10,200	614,779
	2011	350,000	180,000	30,000	9,800	569,800

(1)	Material terms of the employment agreements of the Named Executive Officers, other than Mr. Yarad who does not have an employment agreement, are provided under “Employment Contracts” on pages 47 to 51 of this Proxy Statement.
(2)	Mr. Zimmerman retired as CEO on December 31, 2013 and resigned from our Board contemporaneous therewith. Mr. Gorin was elected CEO effective January 1, 2014. Mr. Knutson was elected President and Chief Operating Officer effective January 1, 2014.

(3)	Amounts in this column represent the cash component of the bonus awards that were paid to each of the Named Executive Officers in respect of the years presented.
(4)	Amounts in this column represent the aggregate grant date fair value of awards granted in the year indicated computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but excluding the effect of estimated forfeitures. For 2013, amounts included in this column are comprised of (i) Restricted Shares granted to Mr. Zimmerman in January 2013, pursuant to the terms of his employment agreement, (ii) Restricted Shares granted to each of Messrs. Gorin, Yarad and Knutson in December 2013 (representing the stock component of the bonus awards that were paid to such officers for 2013) and (iii) RSUs granted to each of Messrs. Gorin, Knutson and Freydberg in July 2013, pursuant to their prior respective employment agreements. See the Grants of Plan-Based Awards for 2013 table on page 41 for further information on awards made in 2013. A discussion of the assumptions underlying the calculation of the RSU values may be found in Note 2(j) and Note 13 to our 2013 Consolidated Financial Statements on pages 85 and 112 to 118 of our 2013 Annual Report to Stockholders on Form 10-K.
The RSUs granted to each of Messrs. Gorin, Knutson and Freydberg were comprised of (a) time-based (service condition) RSUs, which are scheduled to vest on a pro rata basis on each of the first three anniversaries of the grant date (or earlier in the event of death, disability or termination of service with us for any reason other than cause or voluntary termination) and (b) performance-based RSUs, which were scheduled to vest on a pro rata basis on each of the first three anniversaries of the grant date (July 1, 2013), subject to our achieving a “total shareholder return” of at least 10% for the year ending on such anniversary. In connection with the negotiation of their respective new employment agreements, in January 2014, each of Messrs. Gorin, Knutson and Freydberg forfeited all of these performance-based RSUs that had been granted to him. Nonetheless, for purposes of this column, we have assumed no such forfeitures occurred and the total shareholder return goal would have been achieved.
(5)	Amounts in this column exclude (i) accrued dividends that are ultimately paid to the executive on the vesting of Restricted Shares, (ii) dividends paid on unvested Restricted Shares and (iii) dividend equivalent rights (“DERs”) paid in respect of outstanding RSUs (both vested and unvested). DERs represent the right to receive, with respect to each DER, a distribution equal to the cash dividend paid on a share of Common Stock. The right to receive dividends and the cash distributions on DERs, as the case may be, were factored into the grant date fair value of the Restricted Shares and RSUs reported in the column, as well as other Restricted Shares and RSUs previously granted to the Named Executive Officers. The following table sets forth the amount of accrued dividends on Restricted Shares and cash distributions on DERs received by the Named Executive Officers in 2013:

Name	Cash Distributions on DERs ($)	Accrued Dividends to be Paid on Vesting of Restricted Shares ($)	Dividends Paid on Unvested Restricted Shares ($)
S. Zimmerman	$131,082	$50,552	—
W. S. Gorin	367,945	210,051	—
C. L. Knutson	276,290	57,348	$65,011
R. A. Freydberg	180,753	123,872	23,937
S. D. Yarad	49,200	—	13,917
(6)	For 2011, amounts in this column include the weighted average fair value on the date of grant of DERs issued in July 2011 to Messrs. Gorin ($415,130), Knutson ($276,753) and Freydberg ($110,703) as separate associated instruments in connection with the RSUs granted to each of them in connection with the extensions of their respective employment agreements in July 2011. A discussion of the assumptions underlying the calculation of the DER values may be found in Note 2(j) and Note 13 to our 2013 Consolidated Financial Statements on pages 85 and 112 to 118 of our 2013 Annual Report to Stockholders on Form 10-K. As the RSUs with which the DERs are associated vest or are forfeited over time, the number of outstanding DERs is reduced on a one-for-one basis by the number of RSUs so vested or forfeited.
(7)	Amounts in this column represent (i) the employer matching contributions under the 401(k) Plan in the amount of $10,000 in respect of 2013, $10,200 in respect of 2012 and $9,800 in respect of 2011, in each case credited to each of the Named Executive Officers and (ii) dividend equivalents paid in respect of vested, but unexercised, stock options to each of Mr. Zimmerman (for 2013, $262,700), Mr. Gorin (for 2013, $142,000) and Mr. Freydberg (for 2013, $142,000).

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted to the Named Executive Officers during the year ended December 31, 2013.

Grants of Plan-Based Awards for 2013

	Type of Award(1)	Grant Date		Date of Compensation Committee Action	Estimated Future Payouts Under Equity Incentive Plan Awards Target(2) (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
S. Zimmerman	Salary	01/02/2013	(4)	04/26/2006	—	12,331	$103,334
W. S. Gorin	TRSU	07/01/2013	(5)	07/01/2011	—	12,500	83,980
	PRSU	07/01/2013	(6)	07/01/2011	25,000	—	64,758
	RS	12/12/2013	(7)	12/12/2013	—	52,669	375,003
C. L. Knutson	TRSU	07/01/2013	(5)	07/01/2011	—	8,325	55,931
	PRSU	07/01/2013	(6)	07/01/2011	16,675	—	43,193
	RS	12/12/2013	(7)	12/12/2013	—	63,203	450,005
R. A. Freydberg	TRSU	07/01/2013	(5)	07/01/2011	—	3,334	22,399
	PRSU	07/01/2013	(6)	07/01/2011	6,666	—	17,267
S. D. Yarad	RS	12/12/2013	(8)	12/12/2013	—	7,304	52,004

(1)	Type of Award:

Salary = annual stock grant paid as part of annual base salary

RS = Restricted Shares granted as part of annual incentive award

TRSU = Time-based RSUs

PRSU = Performance-based RSUs

(2)	This column shows the number of PRSUs granted to each of Messrs. Gorin, Knutson and Freydberg pursuant to their respective former employment agreements. In connection with the negotiation of their respective new employment agreements, each of Messrs. Gorin, Knutson and Freydberg forfeited these PRSUs in January 2014. For these PRSUs to have become vested, the Company would have been required to achieve a specified level of total shareholder return for the applicable performance period beginning July 1, 2013, and ending June 30, 2014. See note 4 to the Summary Compensation Table and note 6 below for further discussion regarding the applicable total shareholder return goal and other material terms of these forfeited PRSU awards.
(3)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), but excluding the effect of estimated forfeitures. For PRSUs, the grant date fair value is based on the assumption that the performance vesting condition will be achieved. See footnote 4 to the Summary Compensation Table for additional information.
(4)	Pursuant to the terms of Mr. Zimmerman’s employment agreement, originally executed in 2006, the date of his annual stock grant in 2013 was contractually set as the first business day of the year (January 2, 2013).
(5)	In accordance with the terms of the applicable award agreements, these TRSU awards vest pro rata on each of the first, second and third anniversaries of the date of grant. The TRSUs provide for current payment of dividend equivalents paid during the vesting period. Each vested and outstanding TRSU will be settled in one share of Common Stock within 30 days of the date that such TRSU vests.

(6)	The PRSUs, which as stated in note 2 above were forfeited in January 2014, had been scheduled to vest on a pro rata basis on each of the first, second and third anniversaries of their date of grant, subject to our having achieved a “total shareholder return” of at least 10% for the year ending on each such anniversary. The applicable PRSUs that would have been scheduled to vest in a given year would have been forfeited by the executive if a 10% total shareholder return were not achieved in the applicable year. For purposes of this table, we have assumed such PRSUs were not forfeited and the total shareholder return goal would have been achieved.
(7)	In accordance with the terms of the applicable award agreements, the restriction period on such Restricted Shares shall lapse ratably, with respect to approximately 6.25% of such shares, on the last business day of each calendar quarter over a four-year period (beginning with the quarter ended March 31, 2014, and ending with the quarter ending December 31, 2017). Dividends on these Restricted Shares accrue during the restriction period and are paid in full on the vesting date of the applicable shares.
(8)	In accordance with the terms of the applicable award agreements, 25% of such shares of Common Stock became fully vested upon the date of grant and, thereafter, with respect to the remaining 75%, restrictions will lapse on one-third of such remaining shares on each of the first, second and third anniversaries of the date of grant. Dividends on these Restricted Shares are paid in full on the vested and unvested portion of the applicable shares during the restriction period.

Additional discussion regarding the vesting of the awards set forth in the table above upon termination of employment or change in control of MFA can be found under “Employment Contracts” on pages 47 to 51 of this Proxy Statement.

Outstanding Equity Awards

The following table summarizes all outstanding equity awards held by the Named Executive Officers on December 31, 2013:

Outstanding Equity Awards at Fiscal 2013 Year End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
S. Zimmerman	—	—	—	—	—		—	—		—
W. S. Gorin	—	—	—	—	19,866	(2)	140,254	—		—
	—	—	—	—	36,183	(3)	255,452	—		—
	—	—	—	—	44,172	(4)	311,854	—		—
	—	—	—	—	52,669	(5)	371,843	—		—
	—	—	—	—	56,500	(6)	398,890	—		—
	—	—	—	—	—		—	28,250	(14)	199,445
	—	—	—	—	4,250	(7)	30,005	—		—
	—	—	—	—	—		—	8,500	(15)	60,010
	—	—	—	—	8,375	(8)	59,128	—		—
	—	—	—	—	—		—	16,750	(16)	118,255
	—	—	—	—	12,500	(9)	88,250	—		—
	—	—	—	—	—		—	25,000	(17)	176,500
	—	—	—	—	112,875	(10)	359,133	—		—
C. L. Knutson	—	—	—	—	14,472	(11)	102,172	—		—
	—	—	—	—	50,708	(4)	357,998	—		—
	—	—	—	—	63,203	(5)	446,213	—		—
	—	—	—	—	54,500	(6)	384,770	—		—
	—	—	—	—	—		—	27,250	(14)	192,385
	—	—	—	—	2,831	(7)	19,987	—		—
	—	—	—	—	—		—	5,669	(15)	40,023
	—	—	—	—	5,578	(8)	39,381	—		—
	—	—	—	—	—		—	11,172	(16)	78,874
	—	—	—	—	8,325	(9)	58,775	—		—
	—	—	—	—	—		—	16,675	(17)	117,726
	—	—	—	—	75,250	(10)	239,423	—		—
R. A. Freydberg	—	—	—	—	10,698	(2)	75,528	—		—
	—	—	—	—	7,238	(3)	51,100	—		—
	—	—	—	—	9,731	(12)	68,701	—		—
	—	—	—	—	44,000	(6)	310,640	—		—
	—	—	—	—	—		—	22,000	(14)	155,320
	—	—	—	—	1,134	(7)	8,006	—		—
	—	—	—	—	—		—	2,266	(15)	15,998
	—	—	—	—	2,234	(8)	15,772	—		—
	—	—	—	—	—		—	4,466	(16)	31,530
	—	—	—	—	3,334	(9)	23,538	—		—
	—	—	—	—	—		—	6,666	(17)	47,062
	—	—	—	—	30,100	(10)	95,769	—		—

Outstanding Equity Awards at Fiscal 2013 Year End
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
S. D. Yarad	—	—	—	—	1,086	(11)	7,667	—		—
	—	—	—	—	3,801	(12)	26,835	—		—
	—	—	—	—	5,478	(13)	38,675	—		—
	—	—	—	—	20,000	(6)	141,200	—		—
	—	—	—	—	—		—	10,000	(14)	70,600

(1)	For purposes of this table, the market value of the unvested Restricted Shares and unvested RSUs is deemed to be $7.06 per share, the closing price of the Company’s Common Stock on December 31, 2013.
(2)	These Restricted Share awards were granted on December 16, 2010. Assuming continued employment with us, the restriction period on these shares lapses ratably on the last business day of each calendar quarter through the quarter ending December 31, 2014.
(3)	These Restricted Share awards were granted on December 15, 2011. Assuming continued employment with us, the restriction period on these shares lapses ratably on the last business day of each calendar quarter through the quarter ending December 31, 2015.
(4)	These Restricted Share awards were granted on December 14, 2012. Assuming continued employment with us, the restriction period on these shares lapses ratably on the last business day of each calendar quarter through the quarter ending December 31, 2016.
(5)	These Restricted Share awards were granted on December 12, 2013. Assuming continued employment with us, the restriction period on these shares lapses ratably on the last business day of each calendar quarter through the quarter ending December 31, 2017.
(6)	In accordance with the terms of the applicable award agreements, these time-based RSU (“TRSU”) awards “cliff” vest on December 31, 2014, assuming continued employment with us through such date, subject to earlier pro rata vesting in the case of termination of employment involving death, disability or termination without cause. These TRSUs were granted in tandem with DERs, which provide for the current payment of dividend equivalents during the vesting period.
(7)	In accordance with the terms of the applicable award agreements, dated July 1, 2011, these TRSU awards vest on July 1, 2014, assuming continued employment with us. These TRSUs were granted in tandem with DERs, which provide for the current payment of dividend equivalents during the vesting period.
(8)	In accordance with the terms of the applicable award agreements, dated July 1, 2012, these TRSU awards vest ratably on each of July 1, 2014 and 2015, assuming continued employment with us. These TRSUs were granted in tandem with DERs, which provide for the current payment of dividend equivalents during the vesting period.
(9)	In accordance with the terms of the applicable award agreements, dated July 1, 2013, these TRSU awards vest ratably on each of July 1, 2014, 2015 and 2016, assuming continued employment with us. These TRSUs were granted in tandem with DERs, which provide for the current payment of dividend equivalents during the vesting period.
(10)	In accordance with the terms of the applicable award agreements, DERs were granted to Messrs. Gorin, Knutson and Freydberg as separate associated instruments in connection with the RSUs granted to each of them in July 2011. As the RSUs with which the DERs are associated vest or are forfeited over time, the number of outstanding DERs is reduced on a one-for-one basis by the number of RSUs so vested or forfeited.

(11)	These Restricted Share awards were granted on December 15, 2011. Assuming continued employment with us, the restriction period on the remaining unvested shares lapses ratably, on each of December 15, 2014.
(12)	These Restricted Share awards were granted on December 14, 2012. Assuming continued employment with us, the restriction period on the remaining unvested shares lapses ratably, on each of December 14, 2014 and 2015.
(13)	These Restricted Share awards were granted on December 12, 2013. Assuming continued employment with us, the restriction period on the remaining unvested shares lapses ratably, on each of December 12, 2014, 2015 and 2016.
(14)	In accordance with the terms of the applicable award agreements these performance-based RSU (“PRSUs”) awards “cliff” vest on December 31, 2014, provided that certain criteria related to “return to stockholders” are met. These PRSUs were granted in tandem with DERs, which provide for the current payment of dividend equivalents during the vesting period. In the event of termination of service (a) by the Company for Cause (as defined in the executive’s employment agreement) or (b) voluntarily by the executive (subject to certain guidelines), the PRSUs will be forfeited by the executive.
(15)	In accordance with the terms of the applicable award agreements, dated July 1, 2011, these PRSUs were to have vested on July 1, 2014, provided that certain criteria related to total shareholder return had been achieved and assuming continued employment with us. These PRSUs were granted in tandem with DERs, which provide for the current payment of dividend equivalents during the vesting period. In connection with the executive’s negotiation of his new employment agreement entered into in January 2014, such PRSUs and the associated DERs were forfeited by the executive in January 2014.
(16)	In accordance with the terms of the applicable award agreements, dated July 1, 2012, these PRSUs were to have vested ratably on each of July 1, 2014 and 2015, provided that certain criteria related to total shareholder return had been achieved and assuming continued employment with us. These PRSUs were granted in tandem with DERs, which provide for the current payment of dividend equivalents during the vesting period. In connection with the executive’s negotiation of his new employment agreement entered into in January 2014, such PRSUs and the associated DERs were forfeited by the executive in January 2014.
(17)	In accordance with the terms of the applicable award agreements, dated July 1, 2013, these PRSUs were to have vested ratably on each of July 1, 2014, 2015 and 2016, provided that certain criteria related to total shareholder return had been achieved and assuming continued employment with us. These PRSUs were granted in tandem with DERs, which provide for the current payment of dividend equivalents during the vesting period. In connection with the executive’s negotiation of his new employment agreement entered into in January 2014, such PRSUs and the associated DERs were forfeited by the executive in January 2014.

Options Exercised and Stock Vested in 2013

The following table summarizes certain information regarding options exercised and stock awards vested with respect to the Named Executive Officers during the year ended December 31, 2013.

	Option Exercises and Stock Vested in 2013
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
S. Zimmerman	—	—	26,956	$206,586
W. S. Gorin	—	—	99,706	814,031
C. L. Knutson	—	—	67,951	537,687
R. A. Freydberg	—	—	45,903	368,273
S. D. Yarad	—	—	5,425	38,566

(1)	Amount is determined by reference to the price per share of our Common Stock on the date on which Restricted Shares and/or RSUs vested.

Nonqualified Deferred Compensation Plans

The following table summarizes certain information regarding amounts deferred by the Named Executive Officers under our nonqualified deferred compensation plans for the period ending December 31, 2013.

Name	Plan Type		Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
S. Zimmerman	2012 TRSU Grant	(1)	—	103,253	—	—	103,253
W. S. Gorin	2010 TRSU Grant(1)		—	299,168	—	—	299,168
C. L. Knutson	2010 TRSU Grant(1)		—	288,578	—	—	288,578
R. A. Freydberg	2010 TRSU Grant(1)		—	232,980	—	—	232,980
S. D. Yarad	2010 TRSU Grant(1)		—	105,900	—	—	105,900

(1)	Value based on closing price per share ($7.06) of our Common Stock on December 31, 2013. Amounts shown reflect value of vested portion, as of December 31, 2013, of TRSUs granted to Mr. Zimmerman in October 2012 and to each of Messrs. Gorin, Knutson, Freydberg and Yarad in December 2010. For Mr. Zimmerman, 100% of such grant vested on December 31, 2013 and settled in January 2014. For Messrs. Gorin, Knutson, Freydberg and Yarad, 75% of such grant has vested assuming continued employment with us through December 31, 2014. In the event the relevant executive has a termination of service either (i) by the Company for Cause (as defined in the executive’s employment agreement) or (ii) by the executive voluntarily (subject to certain guidelines), then all of the 2010 RSUs granted to the executive, whether vested or unvested, will be forfeited by the executive. Such TRSUs do not settle until the earlier of the executive’s termination of employment and January 2016. (other than in the case of Mr. Zimmerman, whose TRSUs settled in January 2014).

None of the amounts shown in the table above are reported as compensation for 2013 in the Summary Compensation Table. With respect to Mr. Zimmerman, the grant date fair value of such grant ($119,486) is included as compensation for 2012 under “Stock Awards” in the Summary Compensation in this proxy statement. With respect to Messrs. Gorin, Knutson, Ferydberg and Yarad, the grant date fair value of such grants ($439,005, $423,465, $341,880 and $155,400, respectively) was included as compensation for 2010 under “Stock Awards” in the Summary Compensation Table of a prior proxy statement.

Deferred Plans

On December 19, 2002, the Board adopted the Senior Officers Plan, which is intended to provide our executive officers with an opportunity to defer up to 100% of certain compensation, as delineated in the Senior Officers Plan. Under the Senior Officers Plan, amounts deferred are considered to be converted into “stock units,” which do not represent our capital stock, but rather the right to receive a cash payment equal to the fair market value of an equivalent number of shares of Common Stock. Deferred amounts, together with any cash dividend equivalents credited to outstanding stock units, increase or decrease in value as would an equivalent number of shares of Common Stock and are settled in cash at the termination of the deferral period, based on the value of the stock units at that time. The Senior Officers Plan is a non-qualified plan under the Employee Retirement Income Security Act of 1974, as amended, and is not funded. Prior to the time that the deferred accounts are settled, participants are unsecured creditors.

Pension Benefits

The Named Executive Officers received no benefits in 2013 from us under defined pension plans. Our only retirement plan in which the Named Executive Officers were eligible to participate, apart from the Deferred Plans, is the 401(k) Plan.

Employment Contracts

We have (or, in the case of Mr. Zimmerman, had) employment agreements with each of the Named Executive Officers (other than Stephen D. Yarad). As described below, these employment agreements provide the Named Executive Officers with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment or a change-in-control involving MFA.

Stewart Zimmerman.  Mr. Zimmerman’s employment agreement, which became effective on April 16, 2006, and was extended in 2010 and 2012, expired by its terms on December 31, 2013, upon his retirement from MFA. The expiration of his employment agreement did not constitute a termination without cause or give Mr. Zimmerman the right to claim termination for good reason. Upon the expiration of his employment agreement, Mr. Zimmerman entered into a consulting agreement pursuant to which we are paying him a consulting fee of $65,500 per month for the 12-month period from January 1, 2014 through December 31, 2014.

William S. Gorin and Craig L. Knutson.   In connection with the promotion of Mr. Gorin to CEO and of Mr. Knutson to President and Chief Operating Officer, in each case effective January 1, 2014, on January 21, 2014, MFA entered into new employment agreements (each, a “New Employment Agreement”) with each of Mr. Gorin and Mr. Knutson, effective as of January 1, 2014. The New Employment Agreements replaced and superseded each of Mr. Gorin’s and Mr. Knutson’s respective prior employment agreement with the Company. Set forth below is a summary of the material terms and conditions of the New Employment Agreements. We filed complete copies of the new employment agreements with the SEC on January 24, 2014.

Term

Each of the New Employment Agreements has a fixed term running through December 31, 2016.

Base Salary

Mr. Gorin’s New Employment Agreement provides for a base salary of $800,000 per annum, which is the same base salary as he received under his prior employment agreement with the Company. Mr. Knutson’s New Employment Agreement provides for a base salary of $700,000 per annum, an increase of $250,000 per annum as compared to the base salary he received under his prior employment agreement.

Annual Performance-Based Bonus

The New Employment Agreements provide that each executive is eligible to receive an annual performance-based bonus (the “Annual Bonus”) based on the Company’s and each executive’s individual performance during each of the 12-month periods beginning on December 1, 2013, 2014 and 2015 and ending on November 30 of the next succeeding year (each 12-month period being a “Performance Period”). Pursuant to the terms of each executive’s New Employment Agreement, Mr. Gorin’s target annual bonus (the “Overall Target Bonus”) during each Performance Period is approximately 2.81 times his then-current annual base salary (i.e., $2,250,000 based on his current base salary of $800,000), and Mr. Knutson’s Overall Target Bonus during each Performance Period is approximately 2.57 times his then-current annual base salary (i.e., $1,800,000 based on his current base salary of $700,000).

The New Employment Agreements provide that each executive’s Annual Bonus is comprised of two components. In the case of each executive (i) 75% of his Annual Bonus will be payable based on MFA’s return on average equity (“ROAE”) during the applicable Performance Period (such portion of the Annual Bonus hereinafter referred to as the “ROAE Bonus”) and (ii) 25% of his Annual Bonus will be based on the executive’s individual performance and the Company’s risk management (such portion of the Annual Bonus hereinafter referred to as the “IRM Bonus”).

ROAE Bonus.  With respect to the ROAE Bonus, for each Performance Period, the target amount of the ROAE Bonus (the “Target ROAE Bonus”) for each executive will be equal to 75% of such executive’s Overall Target Bonus. Based on his current Overall Target Bonus, Mr. Gorin’s Target ROAE Bonus is $1,687,500, and Mr. Knutson’s Target ROAE Bonus is $1,350,000. The New Employment Agreements provide that each executive will be eligible to receive from zero to 200% of his respective Target ROAE Bonus.

For purposes of determining the ROAE Bonus, ROAE will be calculated by dividing (i) MFA’s net income as determined in accordance with GAAP (but excluding non-cash, non-operating expense items such as depreciation and amortization expense and, in certain circumstances, any gains or losses from hedging instruments) by (ii) MFA’s average stockholders’ equity (based on stockholders’ equity as of the last day of each month during the Performance Period) as determined in accordance with GAAP (but excluding accumulated other comprehensive income or loss, stockholders equity attributable to preferred stock and such other items as may be determined by the Compensation Committee of the Board.

The actual amount of ROAE Bonus to be paid to the executive will be based on the Company’s ROAE for the applicable Performance Period relative to a target (the “ROAE Target”) that is the greater of (A) the sum of (i) the average weekly interest rate (the “2 Year Treasury Rate”) on the 2-year U.S. Treasury note and (ii) 400 basis points or (B) 8%; provided that the ROAE Target shall not exceed 10%.

To the extent that MFA’s ROAE for a Performance Period is (x) less than the ROAE Target for such Performance Period and (y) less than or equal to the 2 Year Treasury Rate during such Performance Period, then no ROAE Bonus will be paid to the executive (the “Zero Bonus Factor”). To the extent that MFA’s ROAE for a Performance Period is 16% or greater, then the executive will be paid two (2) times his Target ROAE Bonus. To the extent that MFA’s ROAE for a Performance Period is greater than the Zero Bonus Factor but less than 16%, then the executive will, based on a formula more particularly described in each of the New Employment Agreements, be paid a multiple of between zero and two (2) times his Target ROAE Bonus, with the executive being paid the Target ROAE Bonus to the extent that MFA’s ROAE for a Performance Period equals the ROAE Target for such Performance Period.

IRM Bonus.  With respect to the IRM Bonus, for each Performance Period, the target amount of the IRM Bonus (the “Target IRM Bonus”) for each executive will be equal to 25% of such executive’s Overall Target Bonus. Based on his current Overall Target Bonus, Mr. Gorin’s Target IRM Bonus is $562,500, and Mr. Knutson’s Target IRM Bonus is $450,000. The New Employment Agreements provide that each executive will be eligible to receive from zero to 200% of his Target IRM Bonus.

The actual amount of the IRM Bonus to be paid to the executive will be determined by the Compensation Committee in its discretion based upon any factors it deems relevant and appropriate, including, without limitation, MFA’s leverage strategy relative to other similarly situated companies as well as relative to its own business plan, MFA’s total stockholder return (both on an absolute basis, as well as relative to relevant indices and other similarly situated companies), overall management of risk and asset selection in generating our returns and the executive’s individual performance.

*****

Under the terms of each of the New Employment Agreements, payment of the executive’s Annual Bonus will be made in cash up to an amount of his then-current base salary. To the extent that the amount of the executive’s Annual Bonus is greater than his then-current annual base salary, 50% of such excess amount will be paid in cash and 50% will be paid in the form of fully-vested shares of MFA common stock that will be restricted from sale or transfer for the three-year period following its grant, or, if earlier, until a change in control of MFA (as such term is defined in each New Employment Agreement).

Equity Awards (LTIAs)

Under his New Employment Agreement, Mr. Gorin will receive annual grants of RSUs, consisting of 82,500 TRSUs and a target amount of 82,500 PRSUs, in each of 2014, 2015 and 2016. Similarly, under his New Employment Agreement, Mr. Knutson will receive annual grants of RSUs, consisting of 70,000 TRSUs and a target amount of 70,000 PRSUs, in each of 2014, 2015 and 2016.

TRSUs.  Subject to exceptions in certain circumstances described below in “Payments and Other Benefits upon Termination of Employment,” each grant of TRSUs to be granted to Messrs. Gorin and Knutson will vest on the third December 31st to occur following the date of grant, subject to the executive’s continued employment with the Company. In addition, subject to exceptions in certain circumstances described below, unvested TRSUs will be forfeited as of the date of the executive’s termination of employment with the Company. Upon vesting, each executive will receive one share of MFA Common Stock for each TRSU that vests. To the extent that dividends are paid on MFA common stock during the period in which the TRSUs are outstanding, each executive will receive DERs in respect of the outstanding TRSUs.

PRSUs.  Subject to exceptions in certain circumstances described below in “Payments and Other Benefits upon Termination of Employment,” each grant of PRSUs to be granted to Messrs. Gorin and Knutson will vest on the last day of the applicable performance period, subject to the achievement of the average total stockholder return (“TSR”) objective described below and the executive’s continued employment with the Company. The actual number of PRSUs that will be earned and will vest will be based on the level of the Company’s cumulative total stockholder return (i.e., share price appreciation or depreciation, as the case may be, plus dividends divided by initial share price) relative to an 8% per annum simple TSR for the three (3)-year performance period beginning on January 1 of the year of grant (e.g., the performance period for the PRSUs to be granted in 2014 will be January 1, 2014 through December 31, 2016). To determine the actual number of PRSUs that will be earned and will vest, the target amount of each grant of PRSUs will be adjusted up or down at the end of the applicable three-year performance period based on the Company’s cumulative TSR relative to an 8% per annum simple TSR objective from 0% of the target amount (reflecting 0% per annum TSR during the performance period) to 200% of the target amount (reflecting 16% per annum (or higher) TSR during the performance period), with 100% of the target amount being earned and vesting if TSR of 8% per annum is achieved during the performance period. PRSUs that do not vest at the end of an applicable performance period will be forfeited. Upon vesting, the executive will receive one share of the Company’s common stock for each PRSU that vests.

DERs will not be paid in respect of the PRSUs during the performance period. Rather, DERs will accrue with respect to the PRSUs during the performance period, and to the extent that the underlying PRSUs vest, an amount equal to the accrued dividend equivalents related to the vested PRSUs will be paid to the executive in the form of additional shares of MFA Common Stock based on the closing price of MFA Common Stock on the vesting date.

Vested RSUs to Mr. Gorin.  In addition to the equity awards described above, pursuant to the terms of Mr. Gorin’s New Employment Agreement, Mr. Gorin also received a fully-vested RSU grant with respect to 70,621 shares of MFA common stock. Such RSUs will settle in the form of one share of MFA common stock for each RSU within 30 days following the earlier of (i) the third anniversary of their date of grant and (ii) a change in control of MFA. DERs will be paid on such RSUs to the extent dividends are paid on MFA Common Stock during the period in which the RSUs are outstanding.

Garden Leave

Each executive must provide 90 days’ notice prior to his resignation, and the Company must provide 90 days’ notice prior to any termination by the Company without cause (in either case, except upon termination in connection with a change in control). During this period, the executive will continue to receive base salary and benefits, but will be ineligible to receive an Annual Bonus for any Performance Period that was not completed as of the beginning of the 90-day period.

Other Terms and Provisions

Each New Employment Agreement provides that if any payments or benefits provided to the executive would constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would be subject to the excise tax imposed under Section 4999 of the Code, the payments or benefits will be reduced by the amount required to avoid the excise tax, if such reduction would give the executive a better after-tax result than if he received the full payments and benefits and paid the excise tax.

Forfeiture of Certain RSUs and Dividend Equivalent Rights

In connection with the negotiation of the New Employment Agreements, Mr. Gorin forfeited an aggregate 50,250 unvested PRSUs and Mr. Knutson forfeited an aggregate 33,516 unvested PRSUs, in each case granted to the executive in each of July 2011, 2012 and 2013 under the terms of his prior employment agreement. Such PRSUs were scheduled to vest in June 2014, June 2015 and June 2016, subject to MFA’s achieving a total stockholder return of at least 10% during the 12-month period prior to vesting. In addition, Mr. Gorin agreed to forego grants of 25,000 PRSUs and 12,500 TRSUs and Mr. Knutson agreed to forego grants of 16,675 PRSUs and 8,325 TRSUs, which were to have been granted to each executive in July 2014 under the terms of his prior employment agreement. For each executive, the foregone PRSUs and TRSUs would have vested on a pro rata basis in each of June 2015, 2016 and 2017, subject, in the case of the PRSUs, to MFA’s achieving a total stockholder return of at least 10% during the 12-month period prior to vesting. Each executive also agreed to forfeit his right to receive any further dividend equivalent payments in connection with such forfeited and foregone PRSUs and TRSUs.

Ronald A. Freydberg.   On January 24, 2014, we entered into a new employment agreement (the “Freydberg Employment Agreement”), with Mr. Freydberg, an Executive Vice President of the Company, effective as of January 1, 2014. The Freydberg Employment Agreement replaces and supersedes his prior employment agreement with the Company, which expired by its terms on December 31, 2013. Set forth below is a summary of the material terms and conditions of the Freydberg Employment Agreement.

The Freydberg Employment Agreement has a fixed term running through December 31, 2014. Pursuant to the terms of the Freydberg Employment Agreement, Mr. Freydberg will receive a base salary of $750,000 per annum, which is the same base salary as he received under his prior employment agreement with the Company. In addition, the Freydberg Employment Agreement provides that Mr. Freydberg will be eligible to receive an annual bonus to be determined by the Compensation Committee in its discretion.

The Freydberg Employment Agreement also provides that Mr. Freydberg will be granted 3,334 TRSUs on or about July 1, 2014, which will vest on a pro rata basis on the first, second and third anniversaries of the date of grant. Mr. Freydberg will also be eligible to receive such other equity-based awards as the Compensation Committee shall deem appropriate.

Mr. Freydberg must provide 90 days’ notice prior to his resignation, and the Company must provide 90 days’ notice prior to any termination by the Company without cause (in either case, except upon termination in connection with a change in control). During this period, Mr. Freydberg will continue to receive base salary, but will be ineligible to receive an annual bonus for any performance period that was not completed as of the beginning of the 90-day period.

In connection with the negotiation of the Freydberg Employment Agreement, Mr. Freydberg forfeited an aggregate 13,398 unvested PRSUs granted to him in each of July 2011, 2012 and 2013 under the terms of his prior employment agreement. Such PRSUs were scheduled to vest in June 2014, June 2015 and June 2016, subject to MFA’s achieving a total stockholder return of at least 10% during the 12-month period prior to vesting. In addition, Mr. Freydberg agreed to forego a grant of 6,666 PRSUs, which was to have been granted to him in July 2014 under the terms of his prior employment agreement. The foregone PRSUs would have vested on a pro rata basis in each of June 2015, 2016 and 2017, subject to MFA’s achieving a total stockholder return of at least 10% during the 12-month period prior to vesting. Mr. Freydberg also agreed to forfeit his right to receive any further dividend equivalent payments in connection with such forfeited and foregone PRSUs.

Stephen D. Yarad. Mr. Yarad’s employment is not governed by an employment agreement, and consequently, Mr. Yarad is an “at will” employee. For 2013, Mr. Yarad was paid a base salary of $440,000. Mr. Yarad’s annual performance bonus is determined in the discretion of the Compensation Committee, in consultation with our CEO. Mr. Yarad’s terms of employment do not provide for any payments upon the termination of his employment or a change in control involving MFA (except, in the case of equity-based awards, as may be provided in the award agreements governing such awards).

*****

Each of the employment agreements of Messrs. Gorin, Knutson and Freydberg includes limitations on (a) providing services to, or acquiring certain interests in, any other mortgage REIT and (b) soliciting our employees, in either case without our consent, for a period of time following a termination of employment. Mr. Yarad’s terms of employment prohibit him from soliciting our employees without our consent for a period of one year following a termination of employment and require him to maintain the confidentiality of our confidential and proprietary information.

Potential Payments upon Termination of Employment or Change in Control (CIC)

The tables below show certain potential payments that would have been made to a Named Executive Officer under his respective current employment agreement or award agreement(s) assuming such person’s employment had terminated on December 31, 2013, under various scenarios, including a Change in Control. The tables include the nonqualified deferred compensation (comprised of vested, but not yet settled, RSUs) that would be paid to a Named Executive Officer, which is set forth in the table on page 45 reporting Nonqualified Deferred Compensation Plans. The tables include only the value of the incremental amounts payable to the Named Executive Officer arising from the applicable scenario and do not include the value of vested or earned, but unpaid, amounts owed to the applicable Named Executive Officer as of December 31, 2013 (including, for example, any annual bonus earned but not yet paid as of such date, DERs relating to dividends declared but not paid as of such date or the employer 401(k) match of $10,000 for the Named Executive Officers).

The footnotes to the tables describe the assumptions used in estimating the amounts shown in the tables.

As used below, the terms “Cause,” “Change in Control,” “Disability,” and “Good Reason” shall have the respective meanings set forth in the applicable employment agreement, each of which has been filed with the SEC or award agreement(s), forms of which have been filed with the SEC.

Because the payments to be made to a Named Executive Officer depend on several factors, the actual amounts to be paid out upon an NEO’s termination of employment can only be determined at the time of an executive’s separation from the Company.

Payments upon Termination of Employment: S. Zimmerman

As stated above, Mr. Zimmerman retired as our Chief Executive Officer effective as of the close of business on December 31, 2013. Under the terms of Mr. Zimmerman’s employment agreement, his retirement did not constitute a termination without Cause or a resignation for Good Reason. Accordingly, Mr. Zimmerman received no incremental benefits upon his retirement from the Company. As stated above, upon his retirement Mr. Zimmerman entered into a consulting agreement with us pursuant to which we are paying him a consulting fee of $65,500 per month from January 1, 2014 through December 31, 2014.

Potential Payments upon Termination of Employment/CIC: W. S. Gorin

	Death (a)	Disability (a)	Termination Without Cause/ Resignation for Good Reason (b)	Termination for Cause/ Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits due to Termination Event
Severance/Payment to Representative or Estate	$800,000	$800,000	$4,766,666	$200,000	$4,766,666
Value of Accelerated Equity Awards(1)	$1,327,972	$1,327,972	$1,101,611	—	$2,272,489
Deferred Compensation	$299,167	$299,167	$299,167	—	$299,167
Other Benefits	—	$50,283	—	$8,380	$50,283
Total Value of Incremental Benefits	$2,427,139	$2,477,422	$6,167,444	$208,380	$7,388,605

Potential Payments upon Termination of Employment/CIC: C. L. Knutson

	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination for Cause/Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits due to Termination Event
Severance/Payment to Representative or Estate	$700,000	$700,000	$4,684,666	$175,000	$4,684,666
Value of Accelerated Equity Awards(1)	$1,086,696	$1,086,696	$920,875	—	$1,890,381
Deferred Compensation	$288,578	$288,578	$288,578	—	$288,578
Other Benefits	—	$50,283	—	$8,380	$50,283
Total Value of Incremental Benefits	$2,075,274	$2,125,557	$5,894,119	$183,380	$6,913,908

Potential Payments upon Termination of Employment/CIC: R. A. Freydberg

	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination for Cause/Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits due to Termination Event
Severance/Payment to Representative or Estate	$750,000	$750,000	—	$187,500	—
Value of Accelerated Equity Awards(1)	$671,978	$671,978	$586,086	—	$825,948
Deferred Compensation	$232,980	$232,980	$232,980	—	$232,980
Other Benefits	—	$50,283	—	$8,380	—
Total Value of Incremental Benefits	$1,654,958	$1,705,241	$819,066	$195,880	$1,058,928

Potential Payments upon Termination of Employment/CIC: S. D. Yarad

	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination for Cause/Voluntary Resignation (c)	Change in Control (d)
Incremental Benefits due to Termination Event
Severance/Payment to Representative or Estate	—	—	—	—	—
Value of Accelerated Equity Awards(1)	$269,400	$269,400	$269,400	—	—
Deferred Compensation	$105,900	$105,900	$105,900	—	—
Other Benefits	—	—	—	—	—
Total Value of Incremental Benefits	$375,300	$375,300	$375,300	—	—

(1)	Value of Accelerated Equity Awards. For purposes of these tables, values for Restricted Shares, time-based RSUs (“TRSUs”) and performance-based RSUs (“PRSUs”) are based on $7.06 per share, the closing price of our stock on December 31, 2013. For purposes of these tables, we have assumed that the performance metrics with respect to the PRSUs have been achieved.

(a) Death and Disability

The following incremental benefits would be paid to a Named Executive Officer or his estate or legal representative in the event of his death or Disability:

(i) Severance/Payment to Representative or Estate:  For each of Messrs. Gorin, Knutson and Freydberg, 100% of annual base salary.

(ii) Value of Accelerated Equity Awards:  For each of Messrs. Gorin, Knutson and Freydberg, represents the aggregate value resulting from the (i) immediate full vesting of all outstanding time-based equity awards that would have otherwise vested within 12 months of the date of the executive’s termination and (ii) pro rata vesting (determined by crediting the executive with service through the grant date anniversary following the date of termination) of outstanding PRSUs, subject to the achievement of applicable performance goals measured through the end of the applicable performance period.

For Mr. Yarad, represents the aggregate value resulting from the (i) immediate full vesting of all outstanding Restricted Shares (and the payment of all dividends, including accrued dividends, on such shares), (ii) immediate full vesting and settlement of all outstanding TRSUs and (iii) pro rata vesting and settlement of outstanding PRSUs, subject to the achievement of applicable performance goals measured through the date of the executive’s termination.

For purposes of these tables, we have assumed that the performance metrics with respect to the PRSUs have been achieved.

(iii) Deferred Compensation:  Value of vested, but not yet settled, TRSUs and, if applicable, PRSUs.

(iv) Other Benefits:   For each of Messrs. Gorin, Knutson and Freydberg, in the event of disability only, the continued participation, at MFA’s expense, in MFA’s health insurance for himself and his eligible dependents following the executive’s termination for the 18-month period following termination.

(b) Termination without Cause/Resignation for Good Reason

The following incremental benefits would be paid to a Named Executive Officer in the event he is terminated without Cause not in connection with a Change in Control or resigns for Good Reason:

(i) Severance:   For each of Messrs. Gorin and Knutson, a payment equal to 200% of the sum of (a) his respective base salary and (b) the average of the annual bonuses paid to him for the three years prior to termination (the “Three Year Average Bonus”).

(ii) Value of Accelerated Equity Awards:  For each of Messrs. Gorin, Knutson and Freydberg, amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding time-based equity-based awards that would have otherwise vested within 12 months of the date of the executive’s termination, (ii) immediate full vesting of any Restricted Shares previously granted to the executive as part of his annual bonus under his prior employment agreement and (iii) pro rata vesting of outstanding PRSUs not otherwise granted to the executive as part of his annual bonus, subject to the achievement of applicable performance goals measured through the end of the applicable performance period.

For Mr. Yarad (only in the event of termination without Cause), represents the aggregate value resulting from the (i) immediate full vesting of all outstanding Restricted Shares (and the payment of all dividends, including accrued dividends, on such shares), (ii) immediate full vesting and settlement of all outstanding TRSUs and (iii) pro rata vesting and settlement of outstanding PRSUs, subject to the achievement of applicable performance goals measured through the date of the executive’s termination.

For purposes of these tables, we have assumed that the performance metrics with respect to the PRSUs have been achieved.

(iii) Deferred Compensation:  Value of vested, but not yet settled, TRSUs and, if applicable, PRSUs.

(c) Termination for Cause/Voluntary Resignation

The following incremental benefits would be paid to a Named Executive Officer in the event he is terminated for Cause or resigns without Good Reason:

(i) Severance:  Three months’ base salary pursuant to the “Garden Leave” provisions set forth in the employment agreement of each of Messrs. Gorin, Knutson and Freydberg.

(ii) Other Benefits:  Three months’ continued participation, at our expense, in MFA’s health insurance pursuant to the “Garden Leave” provisions set forth in the employment agreement of each of Messrs. Gorin, Knutson and Freydberg.

(d) Termination/Resignation upon Change in Control

The following incremental benefits would be paid to a Named Executive Officer in the event he resigns or is terminated under certain circumstances in connection with a Change in Control:

For each of Messrs. Gorin, Knutson and Freydberg, benefits would be payable only in the event the executive’s employment is terminated by MFA other than for Cause or he resigns for Good Reason within 12 months following a Change in Control.

(i) Severance:  For Messrs. Gorin Knutson, 200% of the sum of his (a) base salary and (b) Three Year Average Bonus.

(ii) Value of Accelerated Equity Awards:  Represents the aggregate value resulting from the immediate full vesting of all outstanding equity-based awards (and the payment of all dividends and DERs, including accrued dividends and DERs, on such awards).

(iii) Deferred Compensation:  Value of vested, but not yet settled, TRSUs and PRSUs.

(iv) Other Benefits:  For each of Messrs. Gorin and Knutson, the continued participation, at MFA’s expense, in MFA’s health insurance plan for himself and his eligible dependents following the executive’s termination for the 18-month period following termination.

Termination of Mr. Gorin or Mr. Knutson upon Expiration of Employment Agreement

In addition to amounts payable to Mr. Gorin or Mr. Knutson under the scenarios described above, in the event Mr. Gorin’s or Mr. Knutson’s employment is terminated upon expiration of his employment agreement on December 31, 2016, he would be entitled to receive six months’ base salary ($400,000 in the case of Mr. Gorin; $350,000 in the case of Mr. Knutson). In addition, any Restricted Shares granted to the executive as part of his annual bonus under any prior employment agreement would vest, to the extent not already vested, and the executive would be entitled to receive the payment of all dividends, including accrued dividends, on such shares. Also in such circumstances, Mr. Gorin or Mr. Knutson, as the case may be, would be able to continue to participate, at MFA’s expense, in MFA’s health insurance following his termination for the six-month period following termination.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table presents certain information with respect to our 2010 Equity Compensation Plan under which our Common Stock may be issued to employees or non-employees (such as directors, consultants and advisors) as of December 31, 2013, which was approved by our stockholders. Our stockholders have approved all of our equity compensation plans.

Award(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)
Stock Options	5,000		$8.40
Restricted Stock Units (or RSUs)	777,818		N/A	(2)
Total	782,818	$	N/A	(2)	9,705,913	(3)

(1)	All equity-based compensation is granted pursuant to plans that have been approved by our stockholders.
(2)	A weighted average exercise price is not applicable for our RSUs, as such equity awards result in the issuance of shares of our Common Stock provided that such awards vest and, as such, do not have an exercise price. As of December 31, 2013, 98,824 RSUs were vested, 405,900 RSUs were subject to time based vesting and 273,094 RSUs had vesting subject to achieving a market condition.
(3)	Number of securities remaining available for future issuance under equity compensation plans excludes stock options and RSUs presented in the table and 443,967 Restricted Shares, which were issued and outstanding as of December 31, 2013, and are not presented in the table.

3. ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, and in accordance with the Board’s determination, based on the recommendation of the Compensation Committee, we are seeking an advisory (non-binding) vote on the compensation of our Named Executive Officers (as defined in “Compensation Discussion and Analysis” of this Proxy Statement) as disclosed on pages 23 to 47 of this Proxy Statement. Stockholders are being asked to vote on the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of MFA Financial, Inc. approve, on an advisory basis, the compensation of MFA’s Named Executive Officers as disclosed in the Proxy Statement for the 2014 Annual Meeting, including the Compensation Discussion and Analysis, Summary Compensation Table and other related tables and disclosures.”

This proposal, commonly known as a Say-on-Pay proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the principles, policies and practices described in this Proxy Statement. As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices.

You are encouraged to consider the description of the Compensation Committee’s executive compensation philosophy and its decisions in “Compensation Discussion and Analysis” of this Proxy Statement.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

4. APPROVAL OF AN AMENDMENT TO MFA’S CHARTER TO ELIMINATE
THE CLASSIFICATION OF MFA’S BOARD OF DIRECTORS

Article Seventh of MFA’s Charter provides for the classification of our Board into three classes, with the directors of one class being elected every year to serve a term of three years and until their successors are duly elected and qualify. In March 2014, the Board of Directors deemed advisable and approved an amendment to Article Seventh of the Charter that would eliminate the classification of MFA’s Board over a two-year period and directed that this amendment be submitted for consideration and be voted upon by the Company’s stockholders at the Annual Meeting. The text of the proposed amendment to Article Seventh of the Charter is attached as Appendix A to this Proxy Statement.

In connection with its periodic review of trends in public company corporate governance and MFA’s own corporate governance posture, our Board has considered, among other matters, the arguments both for and against a classified board of directors. Arguments for eliminating the classification of a board of directors include that it could have the effect of increasing director accountability and it would give stockholders the opportunity to express their views on the performance of each director annually. Arguments against eliminating the classification of a board of directors include that staggered three-year terms for directors can be consistent with and supportive of a corporation’s long-term business and investment strategy and that a classified board structure can help to safeguard against unfair attempts to acquire control over a corporation. Although the Board believes that there continue to be strong arguments for maintaining a classified Board, it has determined that, on balance, it is advisable to amend the Charter to eliminate the classification of MFA’s Board.

If this amendment is approved by MFA’s stockholders, then we will file Articles of Amendment containing the amendment text set forth in Appendix A to this Proxy Statement with the State Department of Assessments and Taxation of Maryland (the “SDAT”). If approved, this amendment would not affect the classified term of any directors elected prior to the 2014 Annual Meeting. (If the amendment is approved, the term of the directors elected at the 2014 Annual Meeting will expire at the Annual Meeting of Stockholders to be held in 2015.) Beginning with our 2015 annual meeting of stockholders, as each class’s term expires, the successors to the directors in that class would be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. Accordingly, if this amendment is approved by MFA’s stockholders, then at the Company’s 2016 annual meeting of stockholders, the transition to a declassified Board would be complete and at the annual meetings of stockholders held in 2016 and thereafter, the entire Board would be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify.

Supermajority Vote Required

This proposed amendment to our Charter requires that not less than 80% of all the votes entitled to be cast at the Annual Meeting (i.e., the affirmative vote of at least 80% of the outstanding shares of Common Stock of the Company) be voted in favor of the amendment in order for it to be adopted and to become effective. The supermajority vote required for this amendment is a requirement set forth in the Charter. In addition, we note that the provision of our Charter that requires this supermajority vote may in turn be amended only by a similar 80% supermajority vote.

Because the vote required to adopt this amendment is determined based on the number of votes entitled to be cast at the Annual Meeting (rather than the number of votes cast at the Annual Meeting), abstentions and broker non-votes will have the effect of a vote against this amendment to our Charter.

As indicated above, if this amendment to our Charter is approved by the stockholders, it will become effective upon the filing of articles of amendment with the SDAT, which we would expect to accomplish promptly after the Annual Meeting. If the amendment to the Company’s Charter is not approved by the stockholders, Article Seventh of the Charter will remain as currently in effect and the classification of MFA’s Board will not be eliminated.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THIS AMENDMENT TO MFA’S CHARTER TO ELIMINATE THE CLASSIFICATION OF MFA’S BOARD.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of MFA. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on our records and other information, we believe that each of our directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2013, except that each of Ronald A. Freydberg and Craig L. Knutson, each an executive officer of MFA, filed one late report, in each case with respect to one transaction, and William S. Gorin, an executive officer and director of MFA filed two late reports with respect to a total of two transactions. In addition, Stewart Zimmerman, our former chairman of the Board and chief executive officer, filed one late report during 2013 with respect to one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date, regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the Common Stock, (ii) the Named Executive Officers (other than Mr. Zimmerman, our former chairman and chief executive officer†), (iii) our directors and (iv) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned			Percent of Class
Name and Business Address(1)	Shares(2)(3)	Shares Subject to Stock Options(4)	Total
Directors and Officers
William S. Gorin	714,053	0	714,053	*
Craig L. Knutson	363,023	0	363,023	*
Ronald A. Freydberg	482,938	0	482,938	*
Stephen D. Yarad	18,830	0	18,830	*
Stephen R. Blank	42,476	0	42,476	*
James A. Brodsky	74,521	0	74,521	*
Richard J. Byrne	0	0	0
Michael L. Dahir	263,686	0	263,686	*
Alan L. Gosule	46,842	5,000	51,842	*
Robin Josephs	73,480	0	73,480	*
George H. Krauss	66,267	0	66,267	*
All directors and executive officers as a group (19 persons)	2,486,383	5,000	2,491,383	*
Thornburg Investment Management Inc.(5) 2300 North Ridgetop Road Santa Fe, NM 87506	27,949,149	—	27,949,149	7.63%
FMR LLC(6) 245 Summer Street Boston, MA 02210	24,854,442	—	24,854,442	6.79%
Prudential Financial, Inc.(7)
Jennison Associates LLC 751 Broad Street Newark, NJ 07102	21,709,538	—	21,709,538	5.9%
BlackRock, Inc.(8) 40 East 52nd Street New York, NY 10022	21,125,737	—	21,125,737	5.8%
The Vanguard Group(9) 100 Vanguard Boulevard Malvern, PA 19355	19,537,222	—	19,537,222	5.33%

†	Based on the latest information available to us, Mr. Zimmerman beneficially owned 765,412 shares of Common Stock as of January 2, 2014.
(*)	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)	The business address of each director and Named Executive Officer is c/o MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022.
(2)	Each director and Named Executive Officer has sole voting and investment power with respect to these shares, except that (i) Mr. Freydberg has shared voting and investment power with respect to 50,000 shares held in the name of his spouse and his daughter has sole voting and investment power with respect to 1,300 shares, and (ii) Mr. Krauss’ spouse has sole voting and investment power with respect to 22,223 shares.

(3)	Includes unvested Restricted Shares granted to the Named Executive Officers pursuant to our 2010 Equity Compensation Plan as follows: Mr. Gorin — 152,890 Restricted Shares; Mr. Knutson — 128,383 Restricted Shares; Mr. Freydberg — 27,667 Restricted Shares; and Mr. Yarad — 10,365 Restricted Shares.
(4)	For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days of the Record Date by the exercise of any stock options. Stock options held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person.
(5)	On its Schedule 13G/A (Amendment No. 2) filed with the SEC on January 21, 2014, Thornburg Investment Management Inc. reported beneficially owning 27,949,149 shares of Common Stock, comprised of having sole voting and sole dispositive power with respect to all 27,949,149 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 7.63%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.
(6)	On its Schedule 13G filed with the SEC on February 14, 2014, FMR LLC reported beneficially owning 24,854,442 shares of Common Stock, comprised of the following: (i) sole voting power with respect to 59,583 shares of Common Stock beneficially owned by it, and (ii) sole dispositive power with respect to 24,854,442 shares of Common Stock beneficially owned by it. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of approximately 6.79%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.
(7)	On its Schedule 13G filed with the SEC on February 5, 2014, Prudential Financial, Inc. reported beneficially owning an aggregate 21,709,538 shares of Common Stock, which number includes 21,526,336 shares with respect to which its indirect subsidiary, Jennison Associates LLC, has sole voting power and shared dispositive power. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 5.9%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.
(8)	On its Schedule 13G/A (Amendment No. 1) filed with the SEC on January 30, 2014, Blackrock, Inc. reported beneficially owning 21,125,737 shares of Common Stock, comprised of the following: (i) sole voting power with respect to 19,207,235 shares of Common Stock beneficially owned by it and (ii) sole dispositive power with respect to all 21,125,737 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 5.8%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.
(9)	On its Schedule 13G filed with the SEC on February 11, 2014, The Vanguard Group reported beneficially owning 19,537,222 shares of Common Stock, comprised of the following: (i) sole voting power with respect to 221,762 shares of Common Stock beneficially owned by it, and (ii) sole dispositive power with respect to 19,336,360 shares of Common Stock beneficially owned by it. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 5.33%, which does not include any shares issued or repurchased by MFA since such percentage was calculated for purposes of the Schedule 13G, or subsequent sales or purchases by the reporting entity.

OTHER MATTERS

The Board knows of no other business to be presented at the Annual Meeting. If other matters should properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2014 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 9, 2014.

Pursuant to our current Bylaws, any stockholder intending to nominate a director or present a proposal at an annual meeting of our stockholders, which is not intended to be included in the proxy statement for such annual meeting, must notify us in writing not earlier than the 150th day nor later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, any stockholder who intends to submit such a nomination or such a proposal at our 2014 Annual Meeting of Stockholders must notify us in writing of such proposal by December 9, 2014, but in no event earlier than November 9, 2014.

Any such nomination or proposal should be sent to the attention of our Secretary at MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022 and, to the extent applicable, must include the information required by our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders. Once a stockholder has received notice from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: MFA Financial, Inc., 350 Park Avenue, 20th Floor, New York, New York 10022, Attention: Secretary, or by calling our investor relations phone line at (212) 207-6433. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us as specified above or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the internet and by mail, but may also be made by our directors, executive officers, employees and representatives by telephone, telegraph, facsimile transmission, electronic transmission, internet, mail or in person. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $12,000 plus reimbursement of certain out-of-pocket expenses. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE ATTENTION OF OUR SECRETARY AT MFA FINANCIAL, INC., 350 PARK AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022.

By Order of the Board

Harold E. Schwartz
Secretary

New York, New York
April 8, 2014

APPENDIX A

PROPOSED AMENDMENT TO ARTICLE SEVENTH OF THE CHARTER
TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in its entirety paragraphs (e) and (f) of Article SEVENTH and inserting in lieu thereof new paragraphs (e) and (f) of Article SEVENTH to read as follows:

“(e) The terms of the directors elected in 2014 shall expire at the annual meeting of stockholders of the Corporation held in 2015. At the annual meeting of stockholders of the Corporation held in 2015, each of the successors to the classes of directors whose terms expire at the annual meeting of stockholders in 2015 shall be elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies; and beginning with the annual meeting of stockholders in 2016, all directors shall be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. The names of the current directors who shall serve until their successors are duly elected and qualify are:

Stephen R. Blank
James A. Brodsky
Richard J. Byrne
Michael L. Dahir
William S. Gorin
Alan L. Gosule
Robin Josephs
George H. Krauss

(f) Stockholder votes to elect directors shall be conducted in the manner provided in the Bylaws.”

MFA FINANCIAL, INC.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M66952-P47780 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MFA FINANCIAL, INC.

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Directors			
Nominees			
1a. Stephen R. Blank	☐	☐	☐
1b. William S. Gorin	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: The proxies are authorized to vote in their discretion upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) on the records of the company and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such under signature(s). Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

(4)